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                                  EXHIBIT 10.1
                                  ------------


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                            ASSET PURCHASE AGREEMENT

                                 by and between

               GREAT AMERICAN TELEVISION AND RADIO COMPANY, INC.

                                      and

                  NEW WORLD COMMUNICATIONS GROUP INCORPORATED

                                  dated as of

                                  May 4, 1994


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                               TABLE OF CONTENTS

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                                                                                                                          PAGE
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

ARTICLE 1
                                                               Certain Definitions  . . . . . . . . . . . . . . . . .    1
         Section 1.1  "Action"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         Section 1.2  "Affiliate" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         Section 1.3  "Antitrust Laws"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Section 1.4  "Business Condition"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Section 1.5  "Closing" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Section 1.6  "Closing Date"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Section 1.7  "Code"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Section 1.8  "Communications Act"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Section 1.9  "Controlled Group Liability"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Section 1.11  "ERISA Affiliate"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Section 1.12  "FTC"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Section 1.13  "Government Authority" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Section 1.14  "HSR Act"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         Section 1.15  "IRS"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         Section 1.16  "Liabilities"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         Section 1.17  "person" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         Section 1.18  "Purchase Price" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         Section 1.19  "Securities Act" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         Section 1.20  "Stations' Businesses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         Section 1.21  "Subsidiary" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         Section 1.22  "Warrant"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

ARTICLE 2

                                                             Sale of Assets; Closing  . . . . . . . . . . . . . . . .    4
         Section 2.1  Assets to Be Acquired.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         Section 2.2  Excluded Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         Section 2.3  Assumption of Liabilities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         Section 2.4  Consideration.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         Section 2.5  Closing Pro Ration and Adjustment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         Section 2.6  Additional Closing Deliveries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         Section 2.7  Time and Place of Closing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         Section 2.8  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         Section 2.9  Allocation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

ARTICLE 3
                                                    Representations and Warranties of Seller  . . . . . . . . . . . .   16
         Section 3.1  Incorporation; Authorization; etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         Section 3.2  Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Section 3.3  Undisclosed Liabilities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         Section 3.4  FCC Authorizations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         Section 3.5  Ownership and Condition of Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         Section 3.6  Real Properties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         Section 3.7  Absence of Certain Changes of Events. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         Section 3.9  Intellectual Property.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

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                                       ii


         Section 3.10  Licenses, Approvals, Other Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Section 3.11  Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         Section 3.12  Compliance with Laws.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         Section 3.13  Material Contracts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         Section 3.14  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         Section 3.15  Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         Section 3.16  No Defaults. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Section 3.17  Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         Section 3.18  Compensation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         Section 3.19  Disclosure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         Section 3.20  Brokers, Finders, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

ARTICLE 4
                                                     Representations and Warranties of Buyer  . . . . . . . . . . . . . .   27
         Section 4.1  Incorporation; Authorization; etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         Section 4.2  Brokers, Finders, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         Section 4.3  Licenses, Approvals, Other Authorizations, Consents, Reports, etc.  . . . . . . . . . . . . . . . .   28
         Section 4.4  Seller's Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

ARTICLE 5
                                                  Covenants of Seller Pending the Closing Date  . . . . . . . . . . . . .   28
         Section 5.1  Maintenance of Business.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         Section 5.2  Organization, Good Will, Promotion. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Section 5.3  Reports.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         Section 5.4  Access to Facilities, Files and Records.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         Section 5.5  Disclosure Schedules; Buyer's Review; Representations and Warranties. . . . . . . . . . . . . . . .   31
         Section 5.6  Application for Commission Consent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         Section 5.7  Third-Party Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         Section 5.8  Notice of Proceedings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         Section 5.9  Confidential Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         Section 5.10  Consummation of Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         Section 5.11  Notice of Certain Developments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         Section 5.12  HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         Section 5.13  Environmental Inspections. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

ARTICLE 6
                                                   Covenants of Buyer Pending the Closing Date  . . . . . . . . . . . . .   35
         Section 6.1  Application for Commission Consent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         Section 6.2  Confidential Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         Section 6.3  Consummation of Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         Section 6.4  Notice of Proceedings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         Section 6.5  HSR Act.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         Section 6.6  Control of the Stations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         Section 6.7  WARN Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         Section 6.8  Actions With Respect to the Warrant.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

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
ARTICLE 7
                                                                Employee Benefits . . . . . . . . . . . . . . . . . . . . .   38
         Section 7.1  Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         Section 7.2  Non-Solicitation of Employees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         Section 7.3  Active Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

ARTICLE 8
                                                                   Tax Matters  . . . . . . . . . . . . . . . . . . . . . .   40
         Section 8.1  General.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 8.2  Tax Indemnification by Seller.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 8.3  Tax Indemnity and Covenant by Buyer.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 8.4  Filing Responsibility.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 8.5  Refunds.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         Section 8.6  Cooperation and Exchange of Information.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 8.7  Certain Payroll Withholding Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         Section 8.8  Purchase Price Allocation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 8.9  Real and Personal Property Tax Prorations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
         Section 8.10 Definitions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

ARTICLE 9
                                                     Conditions to the Obligations of Seller  . . . . . . . . . . . . . . .   43
         Section 9.1  Representations, Warranties, Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
         Section 9.2  Proceedings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         Section 9.3  Opinion of Counsel. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         Section 9.4  FCC Consent.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         Section 9.5  HSR Act.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         Section 9.6  Division of Kansas City Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         Section 9.7  Employment Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         Section 9.8  Warrant.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

ARTICLE 10
                                                     Conditions to the Obligations of Buyer   . . . . . . . . . . . . . . .   45
         Section 10.1  Representations, Warranties, Covenants.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         Section 10.2  Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         Section 10.3  Opinion of Counsel.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45
         Section 10.4  Damage to the Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         Section 10.5  FCC Consent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         Section 10.6  No Material Adverse Change.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         Section 10.7  Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
         Section 10.8  HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         Section 10.9  Release of Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         Section 10.10 Affiliation Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47

ARTICLE 11
                                                            Survival; Indemnification . . . . . . . . . . . . . . . . . . .   47
         Section 11.1  Survival.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47

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                                       iv


         Section 11.2  Indemnification by Buyer or Seller.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         Section 11.3  Third-Party Claims.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         Section 11.4  Environmental Claims.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         Section 11.5  Assignment of Insurance Claims.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

ARTICLE 12
                                                                   Termination  . . . . . . . . . . . . . . . . . . . . . . .   50
         Section 12.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         Section 12.2  Procedure and Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         Section 12.3  Adjustment to Purchase Price of KSAZ.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51

ARTICLE 13
                                                                  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . .   52
         Section 13.1  Corporate Name.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         Section 13.2  Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         Section 13.3  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         Section 13.4  Entire Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         Section 13.5  Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         Section 13.6  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         Section 13.7  Successors and Assigns.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         Section 13.8  Headings; Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         Section 13.9  Amendments and Waivers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         Section 13.10  Interpretation; Absence of Presumption. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         Section 13.11  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         Section 13.12  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
         Section 13.13  Specific Performance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55

         THIS ASSET PURCHASE AGREEMENT (the AGREEMENT"), dated as of May 4, 1994, is made by and among GREAT AMERICAN TELEVISION AND RADIO COMPANY, INC., an Ohio corporation ("SELLER"), and NEW WORLD COMMUNICATIONS GROUP INCORPORATED, a Delaware corporation ("BUYER").

                                   RECITALS:

         WHEREAS, Seller is the licensee of television stations KSAZ (formerly KTSP-TV Channel 10, Phoenix, Arizona ("KSAZ"), WDAF-TV, Channel 4, Kansas City, Missouri ("WDAF"), WBRC, Channel 6, Birmingham, Alabama, ("WBRC"), and WGHP-TV, Channel 8, Greensboro-High Point-Winston-Salem, North Carolina ("WGHP") pursuant to certain authorizations issued by the Federal Communications Commission (the "FCC"), operates KSAZ, WDAF, WBRC and WGHP (individually, a "STATION" and collectively, the "STATIONS") and owns or leases certain assets used in connection with the operation of the Stations; and,

         WHEREAS, Seller desires to sell, assign and transfer the Stations, the FCC authorizations for the Stations and the assets and business of the Stations as described below, and Buyer desires to acquire the Stations, the FCC authorizations for the Stations, and the assets and business of the Stations as described below (the "Asset Purchase"), all on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                              CERTAIN DEFINITIONS

         As used in this Agreement the following terms (not defined elsewhere in this Agreement) shall have the following respective meanings:

         Section 1.1 "ACTION" shall mean any actual or threatened action, suit, arbitration, inquiry, proceeding or investigation by or before any Government Authority.

         Section 1.2 "AFFILIATE" shall have the meaning ascribed thereto in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 ACT"), and as in effect on the date hereof.

         Section 1.3 "ANTITRUST LAWS" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

         Section 1.4 "BUSINESS CONDITION" shall mean the assets, liabilities, results of operations and condition (financial or otherwise) of any of the Stations' Businesses taken individually or of the Stations' Businesses taken as a whole, as the context may require.

         Section 1.5 "CLOSING" shall mean the meeting at which the Asset Purchase occurs.

         Section 1.6 "CLOSING DATE" shall mean three business days after the date on which the conditions set forth in Articles 8 and 9 shall be satisfied or duly waived, or if Seller and Buyer mutually agree on a different date, the date upon which they have mutually agreed.

         Section 1.7 "CODE" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

         Section 1.8 "COMMUNICATIONS ACT" shall mean the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC promulgated thereunder.

         Section 1.9 "CONTROLLED GROUP LIABILITY" shall have the meaning set forth in Section 7.1(b).

         Section 1.10 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

         Section 1.11 "ERISA AFFILIATE" shall mean, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

         Section 1.12  "FTC" shall mean the Federal Trade Commission.

         Section 1.13 "GOVERNMENT AUTHORITY" shall mean any government or state (or any subdivision thereof) of or in the United States, or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

         Section 1.14 "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         Section 1.15  "IRS" shall mean the Internal Revenue Service.

         Section 1.16 "LIABILITIES" shall mean, as to any person or entity, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such person or entity, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by generally accepted accounting principles to be reflected, in such person's or entity's balance sheets or other books and records, including, without limitation, (i) obligations arising under any law, rule or regulation of any Government Authority or imposed by any court or any arbitrator of any kind; (ii) obligations arising in connection with products sold by, or in connection with services provided by, or under contracts, agreements (whether written or oral), leases, commitments or undertakings of, such person or entity; (iii) all indebtedness or liability of such person or entity for borrowed money, or for the purchase price of property or services (including trade obligations); (iv) all obligations of such person or entity as lessee under leases, capital or other; (v) liabilities of such person or entity in respect of plans covered by Title IV of ERISA, or otherwise arising in respect of plans for employees or former employees or their respective families or beneficiaries; (vi) reimbursement obligations of such person or entity in respect of letters of credit; (vii) all obligations of such person or entity arising under acceptance facilities; (viii) all liabilities of other persons or entities directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse by such person or entity or with respect to which the person or entity in question is otherwise directly or indirectly liable; (ix) all obligations secured by any Lien (as defined herein) on property of such person or entity, whether or not the obligations have been assumed; (x) all other items which have been or in accordance with generally accepted accounting principles would be, included in determining total liabilities on the liability side of the balance sheet; and (xi) any and all other obligations.

         Section 1.17 "PERSON" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Government Authority.

         Section 1.18 "PURCHASE PRICE" shall mean $350,000,000 and the Warrant, subject to adjustment pursuant to Sections 2.4(c), 2.5, 5.13 and 12.3 hereof and allocated among the Stations in accordance with Exhibit 2.9.

         Section 1.19 "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         Section 1.20 "STATIONS' BUSINESSES" shall mean the businesses currently conducted by the Stations, taken as a whole, including the assets and operations thereof and certain Liabilities thereof, to be sold or assumed pursuant to this Agreement.

         Section 1.21 "SUBSIDIARY" of any person shall mean any corporation of which at least a majority of the outstanding capital stock having voting power under ordinary circumstances to elect directors of such corporation shall at the time be held, directly or indirectly, by such person, by such person and one or more subsidiaries of such person.

         Section 1.22 "WARRANT" shall mean the warrant having the terms, conditions, rights and attributes agreed upon by Buyer and Seller, substantially in the form attached as Exhibit 1.22 hereto.


                                   ARTICLE 2

                            SALE OF ASSETS; CLOSING

         Section 2.1 ASSETS TO BE ACQUIRED. Subject to the satisfaction or waiver in writing of the conditions set forth herein and to the other terms, conditions and provisions hereof, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire, accept and pay for, all of Seller's right, title and interest in all of the properties, assets and other rights (excluding the Excluded Assets as defined herein) owned or leased by, licensed to or used by, Seller on the Closing Date and used in the Stations' Businesses (collectively, the "ASSETS").

                 The Assets shall include but not be limited to the following:

                 (a) all licenses, permits and other authorizations issued by the FCC to Seller with respect to any of the Stations, or any auxiliary or supportive transmitting and/or receiving facility associated with the Stations, together with all of Seller's rights thereunder (the "FCC AUTHORIZATIONS"), including, without limitation, any auxiliary transmitting or receiving facilities associated with the Stations (including "boosters" and "repeaters") and all of Seller's rights thereunder, those set forth on SCHEDULE 2.1(A) to this Agreement, and all applications therefor, together with any renewals, extensions, or modifications thereof and additions thereto;

                 (b) (excluding the Excluded Assets) all equipment, machinery, vehicles, furniture, fixtures, transmitting towers, transmitters, antennae, office materials and supplies, spare parts and other tangible personal property of every kind and description owned as of the date of this Agreement by Seller and used in connection with the Stations' Businesses, including, without limitation, those set forth on SCHEDULE 2.1(B) to this Agreement, and any additions, improvements, replacements and alterations thereto made between the date of this Agreement and the Closing Date;

                 (c) (excluding the Excluded Assets) all land, leaseholds, easements and other interests of every kind and description in real property, buildings, transmitting towers and antennae (to the extent that they constitute fixtures or other interests in real property and thus fall outside the description in Section 2.1(b) above) and improvements thereon owned, leased or used by Seller in the Stations' Businesses, including, without limitation, those set forth on SCHEDULE 2.1(C) to this Agreement, and those acquired between the date hereof and the Closing Date by Seller as permitted by this Agreement;

                 (d) all orders and agreements now existing, or entered into in the ordinary course of business between the date hereof and the Closing Date, for the sale of advertising time on the Stations for cash and all trade, barter and similar agreements for the sale of advertising time on the Stations other than for cash (excluding Program Contracts) which are listed on SCHEDULE 2.1(D) and all such agreements entered into after the date of such Schedule in the ordinary course of business, to the extent the foregoing have not been performed as of the Closing Date;

                 (e) all film, program licenses, agreements and contracts listed on SCHEDULE 2.1(E) under which Seller is authorized to broadcast film product or programs on the Stations, including, without limitation, (i) all cash and non-cash (barter) program contracts and (ii) any other such program contracts as may be entered into between the date of such Schedule and the Closing Date; PROVIDED, HOWEVER, that if any such program contract: (x) represents a Liability to the Station that is party thereto in excess of One Hundred Thousand Dollars ($100,000); or (y) has a term exceeding one (1) year, Buyer shall have consented in writing (which consent shall not be unreasonably withheld or delayed) to Seller entering into such program contract (collectively, the "PROGRAM CONTRACTS"). As used in this Agreement, "CONTRACT" means any agreement, arrangement, commitment, or understanding, written or oral, expressed or implied, to which the Stations or Seller with respect to the Stations are a party or are bound;

                 (f) all contracts related to the Stations' Businesses, including contracts listed on SCHEDULE 2.1(F) to this Agreement (other than contracts that constitute Excluded Assets), together with all such contracts as may be entered into in the ordinary course of business of any Station between the date of such Schedule and the Closing Date as permitted by this Agreement, to the extent not performed as of the Closing Date (collectively, "OTHER CONTRACTS"); PROVIDED, HOWEVER, that any such Other Contract involving (i) a national advertising sales representation agreement,
(ii) a rating agency agreement or (iii) lease obligations, in each case, involving (x) a Liability to the Station that is a party thereto in excess of One Hundred Thousand Dollars ($100,000) or (y) a term exceeding two (2) years, Buyer shall have consented in writing (which consent shall not be unreasonably withheld or delayed) to Seller entering into such Other Contract;

                 (g) (excluding the Excluded Assets) all trademarks, service marks, patents, trade names, jingles, slogans, logotypes, and other similar intangible assets (or rights therein) owned or used by any Seller in connection with the Stations' Businesses as of the date hereof, including, without limitation, Seller's rights to use the call letters KSAZ, WDAF, WBRC and WGHP and any related names and phrases and those registered trademarks set forth on SCHEDULE 2.1(G) to this Agreement, and those acquired between the date hereof and the Closing Date;

                 (h) (excluding the Excluded Assets) all programs and programming materials and elements of whatever form or nature owned by Seller and used or intended for use in connection with the Stations' Businesses as of the date hereof, whether recorded on tape or any other substance or intended for live performance, and whether completed or in planning or production, and all related common-law and statutory copyrights owned by or licensed to Seller and used in connection with the business and operations of the Stations, together with all such programs, materials, elements, and copyrights acquired between the date hereof and the Closing Date;

                 (i) all FCC logs and similar records that relate to the operation of the Stations;

                 (j) all files, books and other records of Seller relating to the operation of the Stations, including, without limitation, all written technical information, employment records, data, specifications, research and development information, engineering drawings, manuals, computer programs, tapes and software relating to the Stations' Businesses, other than account books of original entry (copies of which shall be provided to Buyer) and other than duplicate copies of such files and records, if any, that are maintained at the corporate offices of Seller or any direct or indirect parent of Seller for tax and accounting purposes and other than files, books and records relating solely to court proceedings and the settlement thereof as to which any Seller is under a legal or contractual obligation of confidentiality (the "SEALED FILES");

                 (k) all of Seller's goodwill in and going concern value of the Stations;

                 (l) all of Seller's right, title and interest in, to and under the network affiliation agreements to which the Stations are parties or under any renewals thereof or replacement therefor;

                 (m) to the extent transferable under applicable law, all franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from governments and governmental agencies relating to the Stations' Businesses; and,

                 (n) all claims, causes of action, choses in action, rights of recovery, rights of setoff, rights of recoupment, deposits, reserves and prepaid expenses (other than those relating to Excluded Assets or Liabilities which are not Assumed Liabilities), which shall be pro rated or adjusted as provided in Section 2.5.

         Section 2.2 EXCLUDED ASSETS. Notwithstanding any other provision of this Agreement to the contrary, all of Seller's right, title and interest in all of the following properties, assets and other rights (the "EXCLUDED ASSETS") shall be excluded from the Assets and retained by Seller:

                 (a) copies of business records included in the Assets, including, without limitation, those files, books and other records referred to in Sections 2.1(i) and 2.1(j) above, that Seller reasonably deems necessary to obtain in order to prepare any tax return or other filing or report required to be made by Seller pursuant to this Agreement or otherwise to be made on or after the Closing Date;

                 (b) any trademarks, service marks, trade names, jingles, slogans, logotypes and other similar intangible assets (or rights therein) incorporating the "Great American" name or any cognate thereof together with any trademarks, service marks, trade names, jingles, slogans, logotypes or similar intangible assets (or rights therein) incorporating the "WDAF" call sign and used in radio broadcasting;

                 (c) any assets of any Station Employee Benefit Plan or any other employee benefit plan and any rights under any plan or agreement relating to employee benefits, employment or compensation to be retained by Seller in accordance with the provisions of Article 7;

                 (d) any rights of Seller or the Stations which are contingent on the satisfaction of liabilities that are Non-Assumed

Liabilities, except to the extent that any such rights relate to any of the Assets;

                 (e) any assets of Seller or the Stations which are related to any Non-Assumed Liabilities, except to the extent that any such assets relate to any of the Assets;

                 (f) all cash, certificates of deposit and cash equivalents;

                 (g) all accounts, notes and accounts receivable of Seller relating to or arising out of the business and operations of the Stations prior to the Closing;

                 (h) those assets, including tangible personal property and interests in real property, employed by Seller in the operation of its Kansas City, Missouri radio stations WDAF and KYYS and in the operation of Seller's teleport facility and which are not principally used in the operation of any Station (the "Kansas City Radio and Teleport Properties");

                 (i) all rights, demands, claims, Actions and causes of action (whether for personal injuries or property, consequential or other damages of any kind) (collectively, "CLAIMS") which Seller or the Stations may have on, or after, the date hereof, against any Government Authority for refund or credit of any type to which Seller is entitled pursuant to Section 8.5(a) hereof for periods prior to the Closing; and,

                 (j) all Claims which Seller or the Stations may have against any person with respect to, or which are related to, any Non-Assumed Liabilities or Excluded Assets.

         Section 2.3 ASSUMPTION OF LIABILITIES. (a) The Assets shall be sold and conveyed to Buyer free and clear of all liens, claims, mortgages, security interests, pledges, claims, charges and encumbrances of any nature whatsoever (collectively, "LIENS") except Liens set forth on SCHEDULE 2.3(A)(I) hereto (collectively, "PERMITTED LIENS"). On and after the Closing Date, Buyer will assume and discharge only those Liabilities of Seller relating to the Assets or the Stations' Businesses specified on Schedule 2.3(a)(ii) hereto, and which shall include all Liabilities with respect to those contracts subject to the Assignment and Assumption Agreement together with Liability for one half (1/2) of the amount of any transfer or sales taxes incurred in connection with the transactions contemplated hereby (collectively, the "ASSUMED LIABILITIES"). Except as set forth in this Section 2.3, Buyer hereby assumes no other Liabilities of Seller (including, without limitation, no Liabilities, claims or Actions alleging or relating to any tort, product liability, environmental liability, Taxes, or breach of contract or otherwise seeking damages and relating to the operation of the Stations prior to the Closing Date, and no Liabilities relating to the Excluded Assets (the Liabilities of Seller which are not assumed by Buyer pursuant to this Agreement are hereinafter collectively referred to as the "NON-ASSUMED LIABILITIES")).

         Notwithstanding any provision herein to the contrary, Buyer shall be solely liable for the prompt and full discharge of the Assumed Liabilities and also for any Liability arising from, or in connection with, the conduct of the Stations' Businesses or the ownership of the Stations or the Assets acquired by Buyer after the consummation of the transactions contemplated hereby, including, without limitation, any such Liabilities arising by reason of any violation or claimed violation by Buyer, by acts or events or omissions arising or occurring after the Closing, of any federal, state or local law, rule, regulation, ordinance or any requirement of any Government Authority (collectively, the "BUYER'S POST-CLOSING LIABILITIES").

                 (b) Without limiting the generality of Section 2.3(a) and notwithstanding any other provision hereof, each of the following is a Non-Assumed Liability of Seller which Buyer does not assume:

                      (i)         any of Seller's obligations hereunder;

                      (ii) any Liabilities that are materially inconsistent with Seller's representations and warranties in this Agreement or in any Schedule or certificate delivered hereunder;

                      (iii) any Liability of Seller arising from indebtedness for borrowed money or long-term debt of Seller;

                      (iv) any Liability of Seller arising from, or in connection with, the conduct of the Stations' Businesses or the ownership of the Stations or the Assets by Seller prior to the consummation of the transactions contemplated hereby at the Closing, including, without limitation, any such Liabilities arising by reason of any violation or claimed violation by Seller, by acts or events or omissions arising or occurring prior to the Closing, of any federal, state or local law, rule, regulation, ordinance or any requirement of any Government Authority, other than any such Liability which Buyer has expressly assumed as an Assumed Liability;

                      (v) any Liability of Seller for Taxes owed to any Taxing Authority (other than transfer or sales taxes incurred in connection with the transactions contemplated hereby, the liability for which shall be borne in equal proportions by Buyer and Seller);

                      (vi) any Liability of Seller arising out of or related to past, present or future litigation involving Seller or Seller as the owner and operator of or the Stations' Business prior to the Closing, whether the relevant cause of action accrues before or after the Closing, except to the extent Buyer has expressly assumed such Liability as an Assumed Liability or has indemnified Seller against such Liability in Article 11;

                      (vii) any Liability in respect of any contract to which Seller is a party or beneficiary which is not a contract subject to the Assignment and Assumption Agreement (as defined below);

                      (viii) any liability under any Station Employee Benefit Plan;


                      (ix)          any Controlled Group Liability;

                      (x) any Liability arising out of the employment or termination of employment, in either case prior to the Closing, of any person employed in the Stations' Businesses (but excluding any liability arising out of any action or failure to act on the part of Buyer);

                      (xi) any Liability that represents any amounts past due or contractually due prior to the Closing Date on any contract subject to the Assignment and Assumption Agreement;

                      (xii) any Liability of Seller or any present or former director or officer of Seller arising from any claim, Action or proceeding, including, without limitation, any derivative Action, brought by or on behalf of any present or former holder of any debt or equity security of Seller or by any lender to Seller, including, without limitation, any Liability arising from any indemnification, reimbursement or advance in connection therewith; and,

                    (xiii) any Liability of Seller which is not an Assumed Liability under Section 2.3(a).

                 Notwithstanding any provision herein to the contrary, Buyer shall not assume or become liable in any manner for any Liability or obligation of Seller, and Seller shall remain responsible for any and all Liabilities of Seller, other than the Assumed Liabilities.

         Section 2.4 CONSIDERATION. (a) Simultaneously with the Buyer's final acceptance of Seller's initial Disclosure Schedules pursuant to Section 5.5, Buyer shall pay to Chase Manhattan Bank, which shall serve as escrow agent ("Escrow Agent") under the Escrow

Agreement of even date herewith in substantially the form of Exhibit 2.4(a) ("Escrow Agreement"), the sum of Fifteen Million Dollars ($15,000,000) (the "Deposit"). The Deposit shall be held and disbursed pursuant to the terms and conditions of the Escrow Agreement.

                 (b) Subject to the terms and conditions hereof, at the Closing, the Escrow Agent shall release the Deposit to Seller and Buyer shall
(A) pay to Seller the remainder of the cash portion of the Purchase Price by wire transfer of immediately available funds to the account specified in writing by Seller, (B) assume the Assumed Liabilities pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit 2.4(b)(i) hereto (the "Assignment and Assumption Agreement"), (C) specifically assume the obligation to provide advertising or promotional time to Seller's radio stations in Kansas City, Missouri, Tampa/St. Petersburg, Florida, Atlanta, Georgia and Phoenix, Arizona pursuant to the Advertising Time Agreements in substantially the form of Exhibit 2.4(b)(ii); and (D) at the Closing with respect to Station KSAZ, deliver the Warrant to Seller. In the event that Buyer assigns its rights to acquire a Station or Stations pursuant to Section
2.8 hereof, it shall be a condition precedent to such assignment that the consideration being paid to Seller pursuant to this Agreement shall be allocated among the Stations in a manner mutually agreeable to Seller and Buyer.

                 (c) In the event that the Closing with respect to the three (3) Stations other than Station WBRC does not occur on or before November 4, 1994 and Seller is not then in breach of its covenants under this Agreement, the Purchase Price for any of the three (3) Stations other than Station WBRC with respect to which a Closing shall not then have occurred, shall be adjusted upwards (but not downwards) to the extent that the unadjusted Purchase Price is less than the sum of nine (9) times the twelve (12) month trailing operating cash flow for any such Station as of November 4, 1994 (calculated in accordance with Seller's historical practices). In the event that the Closing with respect to Station WBRC does not occur on or before February 4, 1995 and Seller is not then in breach of its covenants under this Agreement, the Purchase Price for Station WBRC shall be adjusted upwards (but not downwards) to the extent that the unadjusted Purchase Price is less than the sum of nine (9) times the twelve (12) month trailing operating cash flow for Station WBRC as of February 4, 1995 (calculated in accordance with Seller's historical practices). For purposes of this Section 2.4(c), "operating cash flow" shall mean the sum of:
(i) operating income reported on the statement of operation for the Station(s) for such period (all as prepared in accordance with United States generally accepted accounting principles) and (ii) the aggregate amount of depreciation and non-cash amortization of intangibles for such period, all as calculated in accordance with Seller's historical practices. Nothing in this Section 2.4(c) shall be deemed to conflict with Seller's rights to an adjusted purchase price for KSAZ in the circumstances set forth in Section 12.3 below. Notwithstanding the foregoing, no adjustment to the Purchase Price shall be made pursuant to this Section 2.4(c) if the delay beyond the dates referred to herein is caused by any action or failure to act on the part of Seller which both (i) is reasonably likely to cause such delay and (ii) constitutes a breach of any provision of this Agreement.

         Section 2.5 CLOSING PRORATION AND ADJUSTMENT. (a) On the Closing Date, the Purchase Price shall be either increased or decreased by the adjustments called for under the following subparagraphs (b) and (c) of this
Section 2.5. Final adjustments shall be made after the Closing Date pursuant to the provisions of this Section 2.5.

                 (b)      Except as otherwise expressly provided for in this
Section 2.5, all income and expenses arising from the Stations' Businesses shall be pro rated between Buyer and Seller as of the Closing Date in accordance with generally accepted accounting principles and the principles that (i) Seller shall receive all revenues and all refunds to Seller and deposits of Seller held by third parties and shall be responsible for all expenses and costs allocable to the conduct of the Stations' Businesses for the period prior to the Closing Date and (ii) Buyer shall receive all revenues and shall be responsible for all costs and expenses allocable to the conduct of the Stations' Businesses on the Closing Date and for the period thereafter. Such prorations shall include, without limitation, all ad valorem, real and personal property taxes and assessments (but excluding transfer and sales taxes arising by reason of the transfer of the Assets as contemplated hereby, the liability for which shall be borne in equal proportions by Buyer and Seller) (although current installments of assessments shall be pro rated between Buyer and Seller as of the Closing Date, subsequent unpaid installments of assessments, if any, shall be assumed by Buyer), business and license fees, wages and salaries of employees (including accruals for bonuses, commissions and vacation pay), charges for utilities, water/sewer and natural gas, time sales agreements, property and equipment rentals and all other income and expenses attributable to the ownership and operation of the Stations' Businesses. The prorations and adjustments required pursuant to this Section 2.5(b) shall be made pursuant to the protocol attached hereto as Exhibit 2.5-1. For the purpose of determining the prorations and adjustments required pursuant to this Section 2.5(b), Seller shall deliver to Buyer, not less than three (3) days prior to the Closing Date, certificates in the form of Exhibit 2.5-2 attached hereto (the "PRORATION CERTIFICATES"), to be signed at Closing by appropriate officers of Seller which specifies Seller's good faith estimate of the dollar amount of the prorations and adjustments under this Section 2.5(b). At Closing, the Purchase Price payable under Section 2.4 hereof shall be decreased to the extent Seller owes Buyer funds or increased to the extent Buyer owes Seller funds, based upon the amount set forth in the Prorations Certificates.

                 (c) Within sixty (60) days after the Closing Date, Seller shall deliver to Buyer certificates (the "CLOSING CERTIFICATES") to be signed by appropriate officers of Seller setting forth any proposed changes (in accordance with generally accepted accounting principles and the principles set forth in subparagraph (b) above) in adjustments or payments made at the Closing pursuant to subparagraphs (b) and (c) of this Section 2.5.

                 (d) If Buyer shall conclude that the Closing Certificates do not accurately reflect the changes to be made to the adjustments made as of the Closing pursuant to subparagraphs (b) or (c) of this Section 2.5, Buyer shall, within thirty (30) days after its receipt of Seller's Closing Certificates, furnish Seller with a written statement setting forth, with appropriate supporting documentation, any discrepancy or discrepancies believed in good faith to exist (the "DISCREPANCY STATEMENT"). If Buyer notifies Seller of its acceptance of Seller's Closing Certificate, or if Buyer otherwise fails to deliver a Discrepancy Statement within the thirty (30) day period specified in the immediately preceding sentence, Seller's determination of the Purchase Price shall be conclusive and binding on the parties as of the last day of such thirty-day period.

                 (e) Seller and Buyer shall attempt jointly to resolve any discrepancy within fifteen (15) days after receipt by Seller of the Discrepancy Statement, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or review. If Seller and Buyer cannot resolve the discrepancy to their mutual satisfaction within such fifteen
(15) day period, Buyer and Seller shall, within the following ten (10) days, jointly designate a nationally known independent public accounting firm (other than Ernst & Young or Price Waterhouse) to be retained to review the Closing Certificates together with Buyer's Discrepancy Statement and any other relevant documents. The cost of retaining such independent public accounting firm shall be borne equally by Seller on the one hand and Buyer on the other hand. Such firm shall report its conclusions in writing to Buyer and Seller and such conclusions as to adjustments pursuant to subparagraphs (b) and (c) of this
Section 2.5 shall be conclusive and binding on all parties to this Agreement and not subject to dispute or review.

                 (f) If, as a result of the final determination of adjustments pursuant to this Section 2.5, (A) Buyer is determined to owe an amount to Seller, Buyer shall pay such amount thereof to Seller, in immediately available funds, within five (5) days of the date of such final determination, and (B) if Seller is determined to owe an amount to Buyer, Seller shall pay such excess to Buyer, in immediately available funds, within five (5) days of the date of such final determination.

                 (g)      On the third business day of each of the first six
(6) calendar months following the Closing Date, Buyer shall deliver to Seller an amount equal to the total amount collected in the prior calendar month by Buyer in respect of accounts receivable of the Stations' Businesses outstanding as of the Closing Date. Buyer shall simultaneously provide Seller with reasonably detailed information with respect to the amounts so collected, including information as to the invoices to which a payment relates and any material correspondence from the account debtor. Account debtors shall be presumed, in the absence of a writing stating that a payment is to be related to specific invoices, to be paying the oldest invoices first. Buyer shall collect such accounts receivable for the benefit of Seller in good faith using its customary collection measures but shall not be obligated to commence litigation or incur legal costs in such collection efforts. Buyer shall have no further rights or obligations with respect to such accounts receivable of Seller after the end of the first six (6) calendar months after the Closing.

         Section 2.6 ADDITIONAL CLOSING DELIVERIES. (a) In addition to the other things required to be done hereby, at the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following: (i) a duly executed Bill of Sale in substantially the form of Exhibit 2.6 (which shall contain only the representations and warranties set forth in this Agreement), (ii) certificates dated the Closing Date and validly executed on behalf of Seller to the effect that the conditions set forth in Sections 9.1, 9.1(a), and 10.1 have been satisfied, (iii) warranty deeds (limited or general, as the case may be) covering the Real Properties (unless Seller acquired Real Property by means of a quitclaim or other deed, in which event Seller shall tender quitclaim or other deeds), (iv) assignments of the Real Property Leases that have been received as of the Closing Date, (v) an affidavit from each grantor of a Real Property to the effect that such grantor is not a "foreign person" or a "foreign corporation" as such terms are defined in Section 1445 of the Code,
(vi) an affidavit from each grantor of a Real Property with respect to title matters if and to the extent reasonably requested by Buyer's title insurance company, (vii) all other documents required to transfer title to the Assets,
(viii) a copy of the resolutions of the board of directors of Seller, or similar enabling document, authorizing the execution, delivery and performance hereof by Seller, and a certificate of its secretary or assistant secretary, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect, (ix) evidence or copies of any consents, approvals, orders, qualifications or waivers required pursuant to Section 10.7, and (x) a duly executed certificate as required by Section 1445 of the

Code and the regulations thereunder to establish an exemption from withholding with respect to the transfer of Assets by Seller.

                 (b) In addition to the payment of the Purchase Price and the other things required to be done hereby, at the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following: (i) a certificate dated the Closing Date and validly executed on behalf of Buyer to the effect that the condition set forth in Sections 9.1, 9.1(a), and 10.1 shall have been satisfied, (ii) a copy of the resolutions of the board of directors of Buyer, or similar enabling document, authorizing the execution, delivery and performance hereof by Buyer, and a certificate of its secretary or assistant secretary, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect, (iii) evidence or copies of any consents, approvals, orders, qualifications or waivers required pursuant to
Section 9.2, and (iv) if not previously delivered to Seller, all other certificates, documents, instruments and writings required pursuant hereto to be delivered by or on behalf of Buyer at or before the Closing.

         Section 2.7 TIME AND PLACE OF CLOSING. The Closing shall take place on the Closing Date at 10:00 A.M., Cincinnati time at the offices of Keating, Muething & Klekamp, 1800 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202. However, if pursuant to the last sentence of Section 10.5 multiple Closings are held with respect to the Stations, the Closings shall take place at such times and locations as the parties shall mutually agree.

         Section 2.8 ASSIGNMENT. Seller acknowledges Buyer's intention to assign its right to purchase one (1) or more of the Stations. Such an assignment shall be permitted hereunder within the first thirty (30) days after this Agreement has been executed and delivered if (but only if) all of the following conditions have been satisfied: (i) Buyer is not then in breach of any of its obligations under this Agreement; (ii) there is no material fact or condition then known to Buyer with respect to the proposed assignee, its principal stockholders, other investors or management that, if known by the FCC, would make approval of transfer of the FCC Authorizations with respect to the Station or Stations involved less likely to occur or would materially delay such approval; (iii) the consideration being paid to Seller hereunder shall be allocated in writing among the Stations in a manner mutually agreeable to Seller and Buyer; and (iv) the proposed assignee executes and delivers a writing in form and substance reasonably acceptable to Seller assuming Buyer's obligations hereunder with respect to the Station or Stations involved. No assignment shall relieve Buyer of any of its obligations hereunder. Buyer hereby assumes the risk of delay in Closing that any such assignment may occasion.

         Section 2.9 ALLOCATION. Seller and Buyer agree to allocate the consideration paid for the Assets among the Assets for all purposes (including financial accounting and Tax purposes) in accordance with the allocation schedule to be attached hereto as Exhibit 2.9 (the "Allocation Schedule"). If the parties are unable to agree on the Allocation Schedule, a third-party appraiser, the cost of which shall be borne equally by Buyer and Seller, shall resolve the allocation of the consideration to any items with respect to which there is a dispute between the parties. In the event that the Purchase Price shall be adjusted pursuant to Section 2.4(b), the Allocation Schedule shall be appropriately modified, on such basis as Buyer and Seller shall reasonably agree, to reflect such adjustment. Seller and Buyer will each file all Tax Returns, including IRS Form 8594, in a manner consistent with the Allocation Schedule. Neither Seller nor Buyer shall, after filing IRS Form 8594, revoke or amend IRS Form 8594 without the written consent of the other.


                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as set forth in the Disclosure Schedules referred to in this
Article 3 (the final versions of which (together with true and correct copies of all agreements, permits or documents referred to therein) shall be delivered by Seller to Buyer within fifteen (15) business days after the date this Agreement is executed and delivered and which may be updated as and to the extent set forth in Section 5.5 hereof), Seller hereby represents and warrants to Buyer as follows:

         Section 3.1 INCORPORATION; AUTHORIZATION; ETC. (a) Seller is a corporation validly existing and in good standing under the laws of the State of Ohio. Seller is duly qualified to do business and is in good standing as a foreign corporation in each state where it owns or operates a Station and is not required to be qualified in any other jurisdiction in connection with the Stations' Businesses except where the failure to be so qualified would not materially adversely affect the conduct of any of the Stations' Businesses, taken individually. Seller has full corporate power and authority to carry on the Stations' Businesses as they are now being conducted, and to own, lease and operate the Assets owned, leased and being operated by it. Other than joint promotional activities with national or local advertisers, local radio stations and other entities entered into in the ordinary course of the Stations' Businesses, Seller is not a participant in any joint venture or partnership with any other person or entity with respect to any Station or the Assets.

                 (b) Seller has full corporate power to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of

Seller's obligations hereunder has been duly and validly authorized by all necessary corporate proceedings on the part of Seller and no other corporate proceedings or actions on the part of Seller, its board of directors or stockholders is necessary therefor. Except as disclosed in Schedule 3.1(b), the execution, delivery and performance by Seller of this Agreement will not
(i) violate any provision of Seller's Articles of Incorporation or Regulations,
(ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any Lien upon or the creation of a security interest in any of the Assets pursuant to, any mortgage, Lien, lease, agreement, instrument, order, arbitration award, judgment, injunction or decree to which Seller is a party or by which it is bound, or (iii) violate or conflict with any statute, rule or regulation applicable to Seller or any of its properties or assets or any other material restriction of any kind or character to which Seller is subject. This Agreement has been duly executed and delivered by Seller, and, assuming the due execution and delivery hereof by Buyer, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

         Section 3.2 FINANCIAL STATEMENTS. (a) Attached as Exhibit 3.2 are true and complete copies of the internal financial statements (which reflect cash flows) of the Stations' Businesses as at December 31, 1993 and March 31, 1994 (the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with United States generally accepted accounting principles consistently applied by Seller.

                 (b) Other than by omitting the materials and disclosures found in the notes to financial statements prepared in accordance with United States generally accepted accounting principles, the balance sheets included in the Financial Statements fairly present in all material respects the financial position of the Stations' Businesses, and the statements of operations included in the Financial Statements fairly present in all material respects the results of operations of the Stations' Businesses for the periods set forth therein.

         Section 3.3  UNDISCLOSED LIABILITIES.  Except as disclosed in Schedule
3.3 and except as reflected, reserved against or otherwise disclosed in the Financial Statements, the Stations' Businesses did not have, at March 31, 1994 or December 31, 1993 any material liabilities or obligations, whether accrued, absolute, contingent or otherwise affecting the Assets or the Stations, individually or as a whole, that would be required to be reflected on the Financial Statements in accordance with United States generally accepted accounting principles consistently applied by Seller and which were not so reflected.

         Section 3.4 FCC AUTHORIZATIONS. Seller is the holder of all rights in and to the FCC Authorizations listed under its name in Schedule 2.1(a) to this Agreement. Schedule 2.1(a) sets forth a true and complete list of any and all pending applications filed with the FCC by Seller relating to any Station. The FCC Authorizations listed on Schedule 2.1(a) constitute all of the licenses and authorizations required under the Communications Act or the current rules, regulations, and policies of the FCC for and/or used in the business and operation of the Stations as currently operated. The FCC Authorizations are in full force and effect and are unimpaired by any act or omission of Seller or any officers, directors, employees or agents of Seller. Except as disclosed in
Schedule 3.4, there is not pending or, to the knowledge of Seller threatened, any action by or before the FCC to revoke, cancel, rescind, modify, or refuse to renew in the ordinary course any of the FCC Authorizations. Except as disclosed in Schedule 3.4, there is not now pending any investigation, by or before the FCC, or any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint by, before or with the FCC against Seller or any of its officers, directors, stockholders or affiliates with respect to the Stations nor, to Seller's knowledge, are any of the foregoing threatened. Each Station is operating in compliance in all material respects with the FCC Authorizations, the Communications Act, and the current rules, regulations, and policies of the FCC. Seller has timely filed all reports, forms and statements required to be filed by Seller with the FCC. There are no other licenses, permits or authorizations from Governmental Authorities that are required for the lawful conduct of the business and operations of the Stations as currently conducted not possessed by Seller except for immaterial local business licenses. Except as set forth on Schedule 3.4, Seller has not received any written notice with respect to the Stations' FCC Authorizations or the Stations' compliance with the Communications Act that might cause the FCC not to consent to the assignment by Seller of the Stations' FCC Authorizations as contemplated by this Agreement.

         Section 3.5 OWNERSHIP AND CONDITION OF ASSETS. Except as otherwise set forth on Schedule 3.5, as of the Closing Date Seller will own or lease all assets used in or for the operation of the Stations in the manner operated by Seller on the date hereof. The tangible assets included in the Assets and the improvements on the Leased Property owned or leased by Seller included in the Station Assets are, taken as a whole, in good operating condition and repair and are adequate for the purposes for which they are currently used by Seller. Seller has good and marketable title to the tangible assets and personal property included in the Assets, and all such assets and personal property are free and clear of all

Liens of any nature whatsoever except for (i) Permitted Liens and (ii) the Liens set forth on Schedule 3.6, all of which Liens set forth on Schedule 3.6 shall be discharged and removed on the Closing Date. Upon consummation of the Asset Purchase at the Closing, as contemplated by this Agreement, Seller will deliver to Buyer good title to the Assets free and clear of any Liens, except for Permitted Liens.

         Section 3.6 REAL PROPERTIES. (a) Schedule 2.1(c) sets forth (i) a list and legal description of all real properties or interests in real property owned by Seller (individually, a "REAL PROPERTY" and collectively, the "REAL PROPERTIES"), and (ii) each lease or other agreement (including any easements) under which Seller leases or has, or on the Closing Date will have, rights in any real property (the "REAL PROPERTY LEASES"). Except as set forth on
Schedule 2.1(c), Seller does not own or hold any real property or any option to acquire any real property or interest therein. Seller has delivered to Buyer true and complete copies of the Real Property Leases. There are no amendments or modifications to any of the Real Property Leases, except as set forth on
Schedule 2.1(c).

                 (b) Except as disclosed in Schedule 3.6, Seller has good and marketable title to all of the Real Properties and has a valid and subsisting leasehold interest in all the real property which is the subject of each of the Real Property Leases (individually a "LEASED PROPERTY" and collectively, the "LEASED PROPERTIES"), free and clear of all Liens of any nature whatsoever, except for Permitted Liens and Liens identified on Schedule 3.6 that will be discharged and removed on the Closing Date. Except for the Real Property Leases indicated on Schedule 2.1(c) hereto as being unexecuted, each of the Real Property Leases is a legal, valid and binding agreement of the Seller enforceable in accordance with its terms. Except as set forth on Schedule 2.1(c) and except for the rights of the users of the Kansas City Radio and Teleport Properties, none of the Real Properties or the Leased Properties is subject to any lease, sublease, license or other agreement in which Seller grants to any other person any right to the use, occupancy or enjoyment of the Real Properties or the Leased Properties or any part thereof. The Real Properties and the Leased Properties together constitute all interests in real property necessary to operate the Stations in the manner that they have been operated by Seller prior to the Closing.

                 (c) No event has occurred under any of the Real Property Leases that, with the lapse of time or the giving of notice or both, would constitute a default by Seller thereunder and there are no offsets by Seller or any other party thereto. Seller is in compliance in all material respects with each of the Real Property Leases.

                 (d) Except as set forth on Schedule 2.1(c), no consents are required with respect to the transfer and assignment by Seller to Buyer of the Real Property Leases.

                 (e) Except as set forth on Schedule 3.6, the Real Properties and all structures and appurtenances thereto owned by Seller comply in all material respects with all applicable laws, ordinances and regulations, rules, regulations, orders and permits of all Governmental Authorities, and no written notice of violation of any such laws, rules, regulations, orders or permits has been received by Seller.

                 (f) Except as set forth on Schedule 3.6, there are (i) no actual or pending impositions or assessments for public improvements with respect to any Real Property or Leased Property for which Seller would be liable, and (ii) no improvements constructed or planned that would be paid for by means of public assessments upon any Real Property or Leased Property for which Seller would be liable. Seller has not received any actual notice and, to Seller's knowledge, there is no pending, threatened or contemplated condemnation proceeding affecting any Real Property or Leased Property or any part thereof or of any sale or any disposition of any Real Property or any Leased Property or any portion thereof in lieu of condemnation.

         Section 3.7 ABSENCE OF CERTAIN CHANGES OF EVENTS. Since March 31, 1994, Seller has not:

                 (a) disposed of any material assets or business related to or used in any of the Stations' Businesses;

                 (b) suffered any extraordinary losses or any material damage, destruction or other casualty losses with respect to any of the Assets, or waived any rights of substantial value;

                 (c) conducted the Stations' Businesses in any manner materially inconsistent with its past practices;

                 (d) had, individually or in the aggregate, any material adverse change in the Business Condition of any of the Stations; or

                 (e) had any actual or threatened cancellation or non-renewal of material agreements related to the Stations' Businesses or material adverse change in the relationship with any of the significant counterparties to such material agreements.

         Section 3.8 LITIGATION; ORDERS. Except as disclosed in Schedule 3.8, there are no lawsuits, actions, administrative or arbitration or other proceedings or governmental investigations pending or threatened against Seller that would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Assets, the Assumed Liabilities or the Stations' Businesses, or which questions the validity of this Agreement or any action taken or to be taken in connection herewith. Except as disclosed in Schedule 3.8, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against Seller or any of its properties or businesses that would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Business Condition of the Stations or that would prohibit the consummation of the transactions contemplated hereby.

         Section 3.9 INTELLECTUAL PROPERTY. Schedule 2.1(g) to this Agreement sets forth a correct and complete list of all registered trademarks, service marks and trade names (other than such as are Excluded Assets) owned by Seller with respect to the Stations all of which are, except as set forth on Schedule 3.9, valid, in good standing and uncontested. Except as set forth on Schedule 3.9, Seller possesses adequate rights, licenses or other authority to use all call letters, copyrights, patents, trademarks and trade names necessary to conduct the business of each Station in all material respects as presently conducted by Seller. Except as set forth on Schedule 3.9, Seller has not received any notice with respect to any alleged infringement or unlawful or improper use of any copyright, patent, trademark, trade name, or other intangible property right owned or alleged to be owned by others and used in connection with any Station. Except as disclosed on Schedule 3.9, Seller has not granted any licenses or other rights to any copyright, patent, trademark, trade name, logotype, jingle or slogan used in connection with any Station and included in the Assets.

         Section 3.10 LICENSES, APPROVALS, OTHER AUTHORIZATIONS. Schedule 3.10 includes all material licenses, permits, franchises and other authorizations of any Government Authority possessed by or granted to Seller (the "LICENSES"). Except as disclosed in Schedule 3.10, all such Licenses are in full force and effect. As of the date hereof except as disclosed in Schedule 3.8, no proceeding is pending or, to Seller's knowledge, threatened seeking the revocation or limitation of any such license, permit, franchise or other authorization that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Stations' Business.

         Section 3.11 LABOR MATTERS. Schedule 3.11 lists, as of the date hereof, all collective bargaining agreements with labor unions or associations representing employees of the Stations. As of the date hereof, no material work stoppage against the Stations is pending or, to Seller's knowledge, threatened, and no such stoppage has occurred during the last two (2) years. Except as set forth in Schedule 3.11, as of the date hereof, none of the Stations is involved in or, to Seller's knowledge, threatened with any labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of the Stations, and none of the Stations have been involved in any such matters during the last two years.

         Section 3.12 COMPLIANCE WITH LAWS. The conduct of the business of the Stations' Businesses complies in all material respects with all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto.

         Section 3.13 MATERIAL CONTRACTS. (a) Schedules 2.1(c), 2.1(d), 2.1(e) and 2.1(f) to this Agreement set forth, as of the respective dates set forth thereon, true and complete lists of the following, as to which each Station or Seller with respect to any Station is a party:

             (i)          any television network affiliation agreements;

             (ii) contracts evidencing time sales to advertisers or advertising agencies which are "trade" or "barter" transactions which require the furnishing of advertising time on any Station at any time after the Closing Date;

             (iii) any barter obligations or commitments to suppliers of programming;

             (iv)         sales agency or advertising representation contracts;


             (v) all licenses and contracts under which Seller is authorized to broadcast on any Station film or taped programming supplied by others (including, without limitation, all commitments which are not yet the subject of executed license agreements), including all cash and non-cash (barter) arrangements;

             (vi) leases of personal property which involve annual payments of more than $25,000 individually;

             (vii) contracts not made in the ordinary and usual course of business;

             (viii)       guaranties or accommodations;

             (ix) any contracts which are not terminable without penalty upon notice of thirty (30) days or less or which require payments during the period prior to cancellation of more than $25,000 individually;

              (x)         consulting or similar contracts; and

             (xi)         any other material contracts.

                 (b) Each of the contracts listed in Schedules 2.1(c), 2.1(d), 2.1(e) and 2.1(f) is valid and is in full force and effect and there is no default by Seller with respect thereto.

                 (c) Except as disclosed on Schedule 3.13, Seller is not a party to any contracts for construction or the purchase of capital improvements on the date hereof, and on the Closing Date will not be a party to any such contract which has not been fully performed and paid for.

                 (d) Except as disclosed on Schedule 3.13, Seller is not a party to any agreement outside the ordinary course of business which obligates it to provide advertising time on any Station on or after the Closing Date as a result of the failure of the Station to satisfy specified ratings or any other performance criteria, guarantee or similar representation or warranty with respect to any advertising broadcast by the Station.

         Section 3.14 INSURANCE. The material properties and assets of Seller which are of an insurable character and are used or useful in the Stations' Businesses are insured against loss or damage by fire or other risks, and Seller maintains liability insurance, to the extent and in the manner and covering such risks as is customary for companies engaged in a business similar to the Stations' Businesses or owning assets similar to the Assets. Set forth on Schedule 3.14 is a true, correct and complete schedule of all insurance policies or binders of insurance or programs of self-insurance which relate to the Stations' Businesses and the Assets. Except as set forth on Schedule 3.14, the coverage under each such policy and binder is in full force and effect, and no notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy or binder has been received by Seller.

         Section 3.15 CONSENTS. Except for any required premerger notification and related filings with the FTC and the Department of Justice pursuant to the HSR Act or any filings with the FCC, no consent, approval, authorization or order of (or registration or filing with) any court or other Government Authority is required in connection with the execution, delivery or performance by Seller of this Agreement or in connection with the transactions contemplated hereby (including transfer of any or all of the Assets), other than those which will be obtained by Seller prior to the Closing.

         Section 3.16 NO DEFAULTS. Except as set forth on Schedule 3.16, Seller has not received notice of any default nor is it in default in any material respect under any material agreement (including, without limitation, any note, loan or borrowing agreement), commitment, arrangement, lease, insurance policy or other material instrument to which it is a party or to or by which it may be subject or bound, or under which it, any of the Assets or any of the Stations' Businesses receives benefits. Each of the foregoing material agreements, commitments, arrangements, leases, insurance policies and other material instruments is the legal, valid and binding obligation of Seller enforceable in accordance with their terms, and, except as set forth on Schedule 3.16, no material defenses, offsets or counterclaims have been asserted (to Seller's knowledge) by any party thereto in connection therewith, nor has Seller waived any substantial right with respect thereto.

         Section 3.17 ENVIRONMENTAL MATTERS. (a) For purposes of this Section 3.17, the following definitions shall be applicable:

              (i) "APPLICABLE ENVIRONMENTAL LAWS" shall mean any and all laws, statutes, regulations, administrative and judicial interpretations thereof of the United States or of any state or other authority having jurisdiction over the Stations or the Assets or any portion thereof, all as in effect and as interpreted on the date of this Agreement, that relate to the prevention, abatement and elimination of pollution and/or protection of the environment, including, but not limited to, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, and the Hazardous Materials Transportation Act, together with all state statutes serving any similar or related purposes.

             (ii) "HAZARDOUS SUBSTANCE" means any substance now or hereafter designated pursuant to Section 307(a) and 311(b)(2)(A) of the federal Clean Water Act, 33 USCA Section Section 1317(a), 1321(b)(2)(A), Section 112 of the federal Clean Air Act, 42 USCA
         Section 3412, Section 3001 of the federal Resource Conversation and Recovery Act, 42 USCA Section 6921, Section 7 of the Federal Toxic Substances Control Act, 15 USCA Section 2606, or Section 101(14) and
         Section 102 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 USCA Section Section 9601(14), 9602, as amended by the Superfund Amendments and Reorganization Act of 1986.

                 (b) (i) Since the date Seller acquired same, the Assets have been used by Seller for their current business operations and for no other purposes. At no time have the Assets been used by anyone for the generation, use, handling, storage, transport, processing, treatment or disposal of Hazardous Substances in violation of Applicable Environmental Laws or as a landfill or other waste disposal site.

             (ii) There are no underground storage tanks on the Real Property of Seller in violation of Applicable Environmental laws.

            (iii) None of the improvements owned or used by Seller on its Real Property contain any asbestos, nor does any equipment owned or used by Seller on its Real Property contain any polychlorinated biphenyls in violation of Applicable Environmental laws.

             (iv) No Hazardous Substances exist on Seller's Real Property in violation of Applicable Environmental Laws.

              (v) No residual contamination exists on or under Seller's Real Property and Assets, or affecting any natural resources therein, in violation of Applicable Environmental Laws and no contamination exists on or under Seller's Real Property and Assets, or affecting any natural resources therein, arising in connection with the generation, use, handling, storage, transport, processing, treatment or disposal of any Hazardous Substances, regardless whether any of such activities were undertaken in accordance with Applicable Environmental Laws.

             (vi) Seller, the Assets, and the Stations' Businesses, respectively, are in compliance in all material respects with all Applicable Environmental Laws (which compliance includes, but is not limited to, the possession by Seller, the Assets and the Stations' Businesses of all material permits and other governmental authorizations required under Applicable Environmental laws, and compliance with terms and conditions thereof).

            (vii) There are no agreements, consent orders, decrees, judgments, license or permit conditions, or other directives of Governmental Authorities, that are based on or arise out of Applicable Environmental Laws and relate to the future use of the Assets or the Stations' Businesses or that require any material change in the present condition of the Assets or the Stations' Businesses.

           (viii) There are no Actions, suits, claims or proceedings seeking money damages, injunctive relief, remedial action or other remedy pending or threatened relating to a violation or noncompliance with any Applicable Environmental Laws; or the disposal, discharge or release of Hazardous Substances; or exposure to any other solid wastes, pollutants, chemical substances, noises or vibrations to the extent the same arise from the condition of the Assets or the Stations' Businesses or Seller's ownership or use of the Assets or the Stations' Businesses.

             (ix) Seller has given to pertinent Government Authorities all notices required pursuant to Applicable Environmental Laws.
         Except as listed on Schedule 3.17, Seller has not prior to the date hereof received any order or notice of violation or noncompliance from, or been the subject of any regulatory audit or investigation (other than any periodic investigation or inspection of a routine nature) by, any Governmental Authority in connection with ownership or operation of the Stations' Businesses.

              (x) No consent or approval is needed from any Governmental Authority under any Applicable Environmental Laws or the transfer of the Assets from Seller to Buyer; and neither the execution of this Agreement nor the closing of the transactions contemplated hereby will violate any Applicable Environmental Laws.

         Section 3.18 COMPENSATION. Except as set forth on Schedule 3.18 or as would be permitted by Section 5.1(b), since April 1, 1994, Seller has not entered into any employment or similar contract with, or made any increase in the compensation payable or to become payable by it to, any employee of any of the Stations' Businesses and has not contributed or made any commitment to, or representation that it will, contribute any amounts to any bonus or other employee benefits plan, severance plan or collective bargaining agreement in respect of employees of any of the Stations' Businesses, other than as required by law or by the terms of any such plan as in effect on April 1, 1994 and since April 1, 1994. Except as required by law or by the terms of any such plan as in effect on April 1, 1994 or as disclosed on Schedule 3.18 or as would be permitted by Section 5.1(b), Seller has not otherwise altered any employee benefits, severance plan or collective bargaining agreement or the funding thereof.

         Section 3.19 DISCLOSURE. No representations or warranties by Seller in this Agreement and no document, certificate, or other writing furnished or to be furnished by Seller or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

         Section 3.20 BROKERS, FINDERS, ETC. Seller has not employed any broker, finder, consultant or other intermediary in connection with the Asset Purchase who would have a valid claim for a fee or commission from Buyer in connection with such transactions.


                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

         Section 4.1 INCORPORATION; AUTHORIZATION; ETC. Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of Buyer's obligations hereunder and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by the board of directors of Buyer and no other corporate proceedings or actions on the part of Buyer, its board of directors or stockholders are necessary therefor. The execution, delivery and performance of this Agreement will not (i) violate any provision of the charter or by-laws or similar organizational instrument of Buyer or any of its Affiliates, (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any Lien upon or the creation of a security interest in any of Buyer's or any of its Affiliates' assets or properties pursuant to, any mortgage, Lien, lease, agreement, instrument, order, arbitration award, judgment, injunction or decree to which Buyer or any of its Affiliates is a party or by which Buyer or any of its Affiliates is bound, or (iii) violate or conflict with any statute, rule or regulation applicable to Buyer, any of its Affiliates or any of their properties or assets or any other material restriction of any kind or character to which Buyer or any of its Affiliates is subject, that, in the case of clauses (ii) and (iii), would, individually or in the aggregate, have a material adverse effect on the assets or financial condition of Buyer or would prevent the Asset Purchase. This Agreement has been duly executed and delivered by Buyer, and, assuming the due execution hereof by Seller, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether in equity or at law).

         Section 4.2 BROKERS, FINDERS, ETC. Buyer has not employed, and is not subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated hereby who would have a valid claim for a fee or commission from Seller in connection with such transactions.

         Section 4.3 LICENSES, APPROVALS, OTHER AUTHORIZATIONS, CONSENTS, REPORTS, ETC. Schedule 4.3 contains a list of all registrations, filings, applications, notices, consents, approvals, orders, qualifications or waivers required to be made, filed, given or obtained by Buyer or any of its Affiliates with, to or from any person in connection with the consummation of the Asset Purchase except for those that become applicable solely as a result of the specific regulatory status of Seller.

         Section 4.4 SELLER'S CAPITALIZATION. The capitalization of Seller as of the date hereof, including all shares of stock, common and preferred, all instruments convertible into or exchangeable for shares of capital stock and all rights to require shares of capital stock is as set forth in Schedule 4.4 attached hereto.


                                   ARTICLE 5

                  COVENANTS OF SELLER PENDING THE CLOSING DATE

         Seller covenants and agrees that from the date hereof to and including the Closing Date:

         Section 5.1 MAINTENANCE OF BUSINESS. Seller shall continue to carry on each Station's business and operations, maintain and repair its facilities and equipment, maintain its inventory of supplies, parts and other materials and keep its books of account, records, and files, in each case in the ordinary course of business consistent with past practice. Seller shall continue to operate each Station in accordance with the terms of the FCC Authorizations and in compliance in all material respects with all applicable laws and FCC rules and regulations. Seller will promptly execute any necessary applications for renewal of the FCC Authorizations, without conditions. Seller will deliver to Buyer, within ten (10) business days after filing, copies of any reports, applications or responses to the FCC related to the Stations which are filed between the date of this Agreement and the Closing Date. Seller will maintain in full force and effect through the Closing Date property damage, liability, and other insurance with respect to the Assets and the Stations' Businesses providing coverage against such risks and in at least the amounts as provided by the insurance policies currently maintained by Seller to the extent reasonably available to Seller.

                 After the date hereof and prior to the Closing Date, except as otherwise permitted by the last paragraph of this Section 5.1, Seller will not, without the prior written consent of Buyer:

                 (a) Except as required to separate the Kansas City Radio and Teleport Properties from the Assets used in the business of

Station WDAF-TV, sell, lease, transfer, or agree to sell, lease, or transfer any Assets;

                 (b) Enter into any contract of employment, collective bargaining agreement or other labor contract, permit any increases or changes in the compensation or benefits of any employees of any Station or otherwise hire any employee, except for annual salary increases in the ordinary course of business not exceeding five percent (5%) of the compensation previously paid to such person and except as otherwise required by applicable law;

                 (c) Except in the ordinary course of business, enter into, renew, renegotiate, modify, amend, or terminate any existing time sales contracts with respect to any Station or incur any receivables;

                 (d) Enter into, amend or modify any contract, license or other agreement under which Seller is authorized to broadcast programming on any Station that: (i) represents a Liability in excess of One Hundred Thousand Dollars ($100,000); or (ii) is for a term of more than one (1) year, unless any such contract will be and is fully performed and satisfied by Seller prior to the Closing Date, or any program barter transaction that represents a Liability in excess of Twenty-Five Thousand Dollars ($25,000) which requires the furnishing of advertising time on any Station or any payments at any time after the Closing Date;

                 (e) Enter into, amend or modify any contract, license or other agreement involving (i) a national advertising sales representation agreement, (ii) a rating agency agreement or (iii) lease obligations, in each case, that: (x) represents a Liability in excess of One Hundred Thousand Dollars ($100,000); or (y) is for a term of more than two (2) years, unless any such contract will be and is fully performed and satisfied by Seller prior to the Closing Date;

                 (f) Apply to the FCC for any construction permit that would materially restrict any Station's present operations, or make any material change in any Station's buildings, leasehold improvements, or fixtures;

                 (g) Except as required to separate the Kansas City Radio and Teleport Properties from the Assets used in the business of Station WDAF-TV, sell, assign or create any right, title or interest in or to the Real Property or the Real Property Leases;

                 (h) Fail to make the capital expenditures in respect of the Stations' Businesses at approximately the aggregate levels for all the Stations set forth in the Capital Budgets previously provided by Seller to Buyer and attached hereto as Exhibit 5.1(g); PROVIDED, that this Section 5.1(g) shall not obligate Seller to make any particular capital expenditure set forth in the Capital Budgets;

                 (i) Make any change in the accounting policies applicable to the Stations' Businesses, including, without limitation, any change in the methods or rates of depreciation or amortization applicable to the Stations' Businesses; or

                 (j) Take or permit to be taken any actions that would result in Seller, the Assets or the Stations' Businesses being in violation of any Applicable Environmental Laws, or omit to take any action necessary to be taken to prevent Seller, the Assets or any of the Stations' Businesses form becoming in violation of Applicable Environmental Laws.

                 At Seller's discretion, on or prior to the Closing Date, Seller shall perform and pay all of its pre-Closing Liabilities under the contracts included in the Station Assets, so that all payments required to be made pursuant to such contracts as of the Closing Date shall have been made on or prior to the Closing Date except to the extent any unpaid or prepaid Liabilities are included in calculating adjustments to the Purchase Price pursuant to Section 2.5.

         Section 5.2 ORGANIZATION, GOOD WILL, PROMOTION. Seller (a) shall use best efforts to preserve the business organization of each Station intact, retain substantially as at present each Station's employees, and preserve the goodwill of each Station's suppliers, customers and others having business relations with it and (b) shall make expenditures for promotion of each Station in the ordinary course of business consistent with past practices.

         Section 5.3 REPORTS. Seller will provide Buyer with copies of each of the following with respect to each Station between the date hereof and the Closing Date: (a) all year-end and quarterly financial statements or reports, including each Station's balance sheet and related statement of income (which reflect cash flows); (b) all monthly financial statements and monthly trade and/or barter statements; (c) weekly sales reports; (d) monthly accounts receivable aging reports; and (e) if requested by Buyer, any other internal operating reports and statements related to any Station which are prepared by Seller in the ordinary course of business. Seller agrees to provide the foregoing to Buyer within thirty (30) days after the end of the applicable year or period in the case of year-end and quarterly financial statements, and within fifteen (15) days after the end of each month in the case of monthly financial statements.

         Section 5.4 ACCESS TO FACILITIES, FILES AND RECORDS. Upon the request of Buyer, Seller shall from time to time give, or cause to be given, to the officers, employees, accountants, counsel, environmental consultants and representatives of Buyer (i) full access to all facilities, property, accounts, books, bank statements, deeds, title papers, insurance policies, licenses, agreements, contracts, commitments, records and files of every character (other than the Sealed Files), equipment, machinery, fixtures, furniture, vehicles, notes and accounts payable and receivable, and inventories related to the Stations, and (ii) all such other information concerning the affairs of the Stations as Buyer may request. Buyer or its representatives may interview the employees of Seller during normal business hours at the Station where such employee is employed.

         Section 5.5 DISCLOSURE SCHEDULES; BUYER'S REVIEW; REPRESENTATIONS AND WARRANTIES. (a) Buyer acknowledges that for business and legal reasons, Seller has not been able to compile final versions of the Disclosure Schedules referred to in Article 3 hereof (together with copies of the documents referred to therein) prior to the date of this Agreement. Seller covenants that it shall deliver to Buyer final versions of these Disclosure Schedules (together with copies of the documents referred to therein) within fifteen (15) business days after the execution and delivery of this Agreement. Buyer shall have fifteen (15) business days to review these final version disclosure Schedules and to determine in the good faith exercise of its business judgment whether the items referenced therein are acceptable to Buyer. If Buyer, after reasonable consultation with Seller, determines in the good faith exercise of its business judgment that the items referred to in the final versions of the Disclosure Schedules are not acceptable, Buyer may terminate this Agreement on five (5) business days written notice to Seller and, except with respect to Sections 5.9 and 6.2 hereof, neither party shall have any further obligations to the other hereunder.

                 (b) Seller shall give detailed written notice to Buyer promptly upon the occurrence of any event that would cause or constitute a material breach or would have caused a material breach had such event occurred or been known to Seller prior to the date hereof, of any representations or warranties of Seller contained in this Agreement or in any Schedule referred to herein. Notwithstanding the foregoing, Seller shall have the right from time to time after the date hereof to update the final versions of the Disclosure Schedules to reflect changes in the Assets or Business Condition of a Station since the date hereof until ten (10) days before the scheduled time of Closing for such Station. Updated Disclosure Schedules shall be promptly furnished to Buyer, which shall have five (5) business days to review these updated Disclosure Schedules and to determine in the good faith exercise of its business judgment that any items referred to therein are acceptable to Buyer. If any such items are not acceptable to Buyer, Buyer may terminate this Agreement on written notice thereof to Seller and, except with respect to Sections 5.9 and 6.2 hereof, neither party shall have any further obligations to the other hereunder and Buyer shall have the Deposit returned to it (so long as Buyer is not then in material default hereunder).

         Section 5.6 APPLICATION FOR COMMISSION CONSENT. As promptly as practicable after the date of this Agreement, and in no event later than fourteen (14) days after the date hereof, Seller will deliver to Buyer for filing with the FCC the assignor's portion of such applications as are required by the FCC requesting its written consent to the assignment of the FCC Authorizations for the Stations (and any extension or renewals thereof); which applications shall be in form and substance acceptable for filing with the FCC. Seller will diligently take, or cooperate in the taking of, all steps that are necessary, proper, or desirable to expedite the preparation of such applications and their prosecution to a favorable conclusion. Seller will promptly provide Buyer with a copy of any pleading, order, or other document served on it relating to such applications.

         Section 5.7 THIRD-PARTY CONSENTS. Using its best efforts, Seller will cooperate with Buyer in its efforts to obtain, or cause to be obtained, prior to the Closing Date consents to the assignment to and assumption by Buyer of all licenses, leases, and other contracts and instruments and rights of Seller included in the Assets that require the consent of any third party by reason of the transactions contemplated by this Agreement, which such consents shall provide that Buyer is only assuming obligations which arise on and after the Closing under licenses, leases, contracts and instruments and that Buyer shall be solely liable for such post-closing obligations. Seller will request estoppel certificates, in a form supplied by Buyer which will conform with the requirements of the Real Property Leases, if any, from the landlords under the Real Property Leases. Using its best efforts, Seller shall cooperate with Buyer in its efforts to cause any required consents to assignment of the Real Property Leases and, if requested, by Buyer, any other consents, to be in recordable form.

         Section 5.8 NOTICE OF PROCEEDINGS. Seller will promptly notify Buyer in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any court or Governmental Authority of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated. Seller will use all reasonable efforts to contest, defend and resolve any such suit, proceeding or injunction brought against Seller, and to cause any temporary restraining order or preliminary injunction against such consummation to be lifted, promptly, so as to permit the consummation of the transactions contemplated hereby.

         Section 5.9 CONFIDENTIAL INFORMATION. Seller shall not, at any time, disclose to third parties any confidential information either received from Buyer or its agents in the course of investigating, negotiating, and completing the transactions contemplated by this Agreement, or, following Closing, any confidential information relating to the Assets. Nothing shall be deemed to be confidential information that: (a) is known to Seller at the time of its disclosure to Seller; (b) becomes publicly known or available other than through disclosure by Seller; (c) is received by Seller from a third party not actually known by Seller to be bound by a confidentiality agreement with or obligation to Buyer; or (d) is independently developed by Seller. Notwithstanding the foregoing provisions of this Section 5.9, Seller may disclose such confidential information (i) to the extent required or deemed advisable to comply with applicable laws, rules, regulations and legal process,
(ii) to its officers, directors, employees, representatives, financial advisors, attorneys, accountants, and agents with respect to the transactions contemplated hereby, and (iii) to any Governmental Authority in connection with the transactions contemplated hereby. Seller agrees that if it discloses any such confidential information to its officers, directors, employees or representatives, Seller shall be responsible for any breach of this Section 5.9 by any such person or entity.

         Section 5.10 CONSUMMATION OF AGREEMENT. Seller shall use best efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and to cause the transactions contemplated by this Agreement to be fully carried out.

         Section 5.11 NOTICE OF CERTAIN DEVELOPMENTS. Seller shall give prompt written notice to Buyer (a) if the Assets shall have suffered damage on account of fire, explosion or other cause of any nature which is sufficient to prevent operation of any Station for four continuous hours or more and (b) if the regular broadcast transmission of any Station in the normal and usual manner in which it heretofore has been operating is interrupted for a period of four continuous hours or more.

         Section 5.12 HSR ACT. As soon as possible after the date hereof, but in no event later than fifteen (15) days after the date hereof, Seller shall cause their ultimate parent to prepare and file all documents with the FTC and the Department of Justice as is required to comply with the HSR Act and thereafter shall cause their ultimate parent to promptly furnish all materials thereafter requested by any of the regulatory agencies having jurisdiction over such filings.

         Section 5.13 ENVIRONMENTAL INSPECTIONS.

                 (a) Buyer shall have the right to cause the Real Properties to be inspected for the presence of Hazardous Substances and friable asbestos. Such inspection shall be performed at Buyer's sole cost by an environmental inspection firm selected by Buyer (the "Inspection Firm"). Any invasive testing or sampling, including, without limitation, testing of soil, ground or surface water, at any of the Real Properties shall be conducted by the Inspection Firm only following reasonable advance written notice to Seller and without any unreasonable interference with the conduct of Seller's business.

                 (b) If the Inspection Firm's report identifies the presence of any Hazardous Substance on any of the Real Properties the remediation of which is required by Applicable Environmental Laws as reasonably determined by Buyer and Seller, Seller shall pay to Buyer at the Closing, as an adjustment to the cash portion of the Purchase Price, an amount equal to the costs estimated by a qualified contractor selected by Seller and approved by Buyer (which approval shall not be unreasonably withheld or delayed) to remediate such substances to the extent required (but to no greater extent) by such Applicable Environmental Laws. For so long as the cost of any remediation plan shall be for the account of Seller, Seller shall have control over the design and implementation of any necessary remediation plan, whether or not such remediation occurs before or after the Closing with respect to the Station(s) involved.

                 (c) If the Inspection Firm's report reveals the presence of friable asbestos at any of the Real Properties and recommends the removal, encapsulation or other treatment of such asbestos (collectively, "Asbestos Remediation"), then Seller shall pay to Buyer at the Closing, as an adjustment to the cash portion of the Purchase Price, an amount equal to the cost of such Asbestos Remediation, as estimated by a qualified asbestos remediation firm selected by Seller and approved by Buyer (which approval shall not be unreasonably withheld or delayed) to remediate such substances to the extent required (but to no greater extent) by such Applicable Environmental Laws. For so long as the cost of any remediation plan shall be for the account of Seller, Seller shall have control over the design and implementation of any necessary remediation plan, whether or not such remediation occurs before or after the Closing with respect to the Station(s) involved.

                 (d) Notwithstanding anything herein to the contrary, Seller shall in no event be required to pay to Buyer in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate for the cost of all Hazardous Substance remediation pursuant to Section 5.13(b) and of all Asbestos Remediation pursuant to Section 5.13(c). If it is reasonably estimated by Buyer and Seller that such costs shall exceed Five Hundred Thousand Dollars ($500,000) in the aggregate (the "Estimated Excess Remediation Costs"), Buyer shall have the option (i) to terminate this agreement upon five (5) business days written notice to Seller, whereupon (except with respect to Sections 5.9 and 6.2 hereof), neither party shall have any further obligations to the other hereunder and Buyer shall have the Deposit returned to it (so long as Buyer is not then in material default hereunder), or (ii) to consummate the transactions provided for in this Agreement and to accept the adjustment of the cash portion of the Purchase Price as provided in this Section 5.13. If Buyer chooses to consummate the transactions provided for in this Agreement pursuant to the foregoing clause (ii), Buyer shall have no further claim against Seller for the amount of the Estimated Excess Remediation Costs, under Section 3.17 or otherwise, with respect to the environmental condition or violation of Applicable Environmental Laws with respect to which the foregoing Purchase Price adjustment was made, PROVIDED that nothing in this Section 5.13(d) shall in any way affect Buyer's right to seek indemnification under this Agreement with respect to remediation costs relating to any environmental condition or violation with respect to which the reasonable estimate hereunder was less than Five Hundred Thousand Dollars ($500,000) or was not made but the actual liability in respect of which exceeded such estimates, if any.


                                   ARTICLE 6

                  COVENANTS OF BUYER PENDING THE CLOSING DATE

         Buyer covenants and agrees that from the date hereof to and including the Closing Date:

         Section 6.1 APPLICATION FOR COMMISSION CONSENT. As promptly as practicable after the date of this Agreement, and in no event later than twenty
(20) days after the date hereof, Buyer will complete and give to Seller a fully executed copy of its portion of such applications as are required to the FCC requesting its written consent to the assignment of the FCC Authorizations for the Stations (and any extension or renewals thereof); which applications shall be in form and substance acceptable for filing with the FCC. Buyer will diligently take, or cooperate in the taking of, all steps that are necessary, proper, or desirable to expedite the preparation of such applications and their prosecution to a favorable conclusion. Buyer will promptly provide Seller with a copy of any pleading, order, or other document served on it relating to such applications.

         Section 6.2 CONFIDENTIAL INFORMATION. Buyer shall not, at any time prior to the Closing Date, disclose to third parties any confidential information received from Seller or its agents in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement. Nothing shall be deemed to be confidential information that: (a) is known to Buyer at the time of its disclosure to Buyer; (b) becomes publicly known or available other than through disclosure by Buyer; (c) is received by Buyer from a third party not actually known by Buyer to be bound by a confidentiality agreement with or obligation to Seller; or (d) is independently developed by Buyer. Notwithstanding the foregoing provisions of this Section 6.2, Buyer may disclose such confidential information (i) to the extent required or deemed advisable to comply with applicable laws, rules, regulations and legal process, (ii) to its officers, directors, employees, representatives, financial advisors, attorneys, accountants, agents and potential sources of financing with respect to the transactions contemplated hereby, and (iii) to any Government Authority in connection with the transactions contemplated hereby or in connection with Buyer's obligations not set forth in Section 6.2. Buyer agrees that if it discloses any such confidential information to its officers, directors, employees, representatives, financial advisors, attorneys, accountants, agents or potential sources of financing, Buyer shall be responsible for any breach of this Section 6.2 by any such person or entity.

         Section 6.3 CONSUMMATION OF AGREEMENT. Buyer shall use all reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and to cause the transactions contemplated by this Agreement to be fully carried out. Buyer agrees to cooperate with Seller in connection with obtaining consents to the assignment to or assumption by Buyer of the Station Assets, including without limitation the licenses, leases and other contracts included therein, and to execute such assumption instruments with respect to the Assumed Liabilities as may be required in connection with obtaining such consents, to supply available information reasonably requested by any third party whose consent is required in connection with the transactions contemplated hereby or whose consent is required to the assignment of Program Contracts; PROVIDED, HOWEVER, that nothing herein shall be deemed to require Buyer to make any material payments to obtain such consents or to assume any liabilities other than the Assumed Liabilities.

         Section 6.4 NOTICE OF PROCEEDINGS. Buyer will promptly notify Seller in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any court or Governmental Authority of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transac-tions if consummated. Buyer will use all reasonable efforts to contest, defend and resolve any such suit, proceeding or injunction brought against Buyer, and to cause any temporary restraining order or preliminary injunction against such consummation to be lifted promptly, so as to permit the consummation of the transactions contemplated hereby.

         Section 6.5 HSR ACT. As soon as possible after the date hereof, but in no event later than fifteen (15) days after the date hereof, Buyer shall cause its ultimate parent to prepare and file all documents with the FTC and the Department of Justice as is required to comply with the HSR Act and shall thereafter cause its ultimate parent to promptly furnish all materials thereafter requested by any of the regulatory agencies having jurisdiction over such filings.

         Section 6.6 CONTROL OF THE STATIONS. Prior to the Closing, Buyer shall not, directly or indirectly, control, supervise, or direct the programming, personnel, or other operations of the Stations absent any required approval of the FCC; PROVIDED, HOWEVER, that Seller shall abide by the specific covenants set forth in Article 5 of this Agreement.

         Section 6.7 WARN ACT. Buyer shall take any and all actions, if any (and Buyer hereby assumes sole responsibility, as between Seller and Buyer, with respect to such actions), required to be taken with respect to employees of the Stations under federal or state laws relating to mass layoffs or plant closings, including (without limitation) the federal Worker Adjustment and Retraining Notification Act.

         Section 6.8 ACTIONS WITH RESPECT TO THE WARRANT. If, after the date hereof and prior to issuance of the Warrant, Buyer shall take any action which, if the Warrant had been issued and outstanding as of the date of any such action, would have required an adjustment in the exercise price of the Warrant or in the number of shares purchasable upon exercise of the Warrant, then the exercise price of the Warrant or such number of shares shall be adjusted upon issuance of the Warrant to give effect to the adjustment which would have been required as a result of any such action.

                                   ARTICLE 7

                               EMPLOYEE BENEFITS

         Section 7.1 EMPLOYEE BENEFIT PLANS. (a) Schedule 7.1(a) lists all material compensation and benefit plans, contracts and arrangements (other than routine administrative procedures or government-required programs) in effect as of the date hereof including all pension, profit sharing, savings and thrift, bonus, incentive or deferred compensation, severance pay and medical and life insurance plans in which any current or former employees of the Stations' Businesses or their respective dependents (collectively, "STATION EMPLOYEES") participate (collectively, "STATION EMPLOYEE BENEFIT PLANS"). Copies of all plan documents, summary plan descriptions, trust agreements, employee handbooks and other written material relating to the Station Employee Benefit Plans have been made available to Buyer. The Station Employee Benefit Plans shall not become plans of Buyer, nor shall Buyer have any liability or obligation under any Station Employee Benefit Plan.

                 (b) With respect to any Station Employee Benefit Plan which is a defined contribution plan intended to qualify under Section 401(a) of the Code, a favorable determination letter as to the qualification under Section 401(a) of the Code has been issued and the related trust has been determined to be exempt from taxation under Section 501(a) of the Code and no event has occurred that could affect the qualified status of any such plan. Seller does not now sponsor, maintain, contribute to or have an obligation to contribute to, and has not at any time since September 2, 1974, sponsored, maintained, contributed to or been obligated to contribute to, any single employer, multiple employer or multiemployer pension plan subject to the provisions of
Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code. No liability currently exists, and under no circumstances could Seller or any of its ERISA Affiliates incur a liability pursuant to the provisions of Title I, II or IV of ERISA or Section 412, 4971 or 4980B of the Code (a "Controlled Group Liability") that could become a liability of Buyer after the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Seller nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

                 (c) Nothing in this Article 7 shall be deemed to constitute a warranty or representation on the part of Seller, this Article 7 being included for purposes of information only. No information provided in or pursuant to this Article 7 shall be the basis for any claim by Buyer under Section 3.19 of this Agreement. Further, nothing in this Article 7 shall be in derogation of Buyer's right to indemnification with respect to Controlled Group Liabilities.

         Section 7.2 NON-SOLICITATION OF EMPLOYEES. Seller agrees that it will not, for a period of two (2) years following the Closing Date in respect of any Station, without the prior written consent of the Buyer, whether directly or indirectly, employ, whether as an employee, officer, director, agent, consultant or independent contractor, or solicit the employment of, any person who is at that time an employee, representative or officer of any of the Stations' Businesses and who was prior to the Closing an employee of Seller at one of the Stations.

         Section 7.3 ACTIVE EMPLOYEES. Buyer shall offer to employ: (i) each person who is actively employed by Seller in the Stations' Businesses as of the Closing Date, effective as of the Closing, and (ii) each person who is on approved short-term leave of absence from such employment as of the Closing Date, effective upon the termination of his or her leave of absence in accordance with the terms of such leave as in effect as of the Closing Date, (collectively, "Active Employees"), in each case on such terms and conditions as Buyer determines. Seller shall use reasonable efforts to encourage all Active Employees to accept such offers. On or before the thirtieth day before the Closing Date, Seller shall supply Buyer with a list of individuals who are reasonably expected to be Active Employees as of the Closing Date, together with their positions and basic rates of compensation, and shall deliver an updated list immediately before the Closing. Buyer shall not become the employer of, nor shall it assume any Liability to or in connection with, any employee or former employee of Seller who is not an Active Employee or who does not accept Buyer's offer of employment and actually begin active employment with Buyer (a "Nonhired Employee"). In addition, Buyer shall not assume any Liability to or in connection with any person who is an Active Employee and who accepts Buyer's offer of employment and actually begins active employment with Buyer (which shall be deemed to occur on the date on which any Closing with respect to any Station occurs) (a "Hired Employee"), that arises out of or otherwise relates to periods before such person begins active employment with Buyer. Without limiting the generality of the foregoing, Seller shall be solely responsible for (a) any claims for severance pay, workers compensation, medical benefits, life insurance, or other insured or uninsured welfare benefits of any kind incurred by any Hired Employee before he or she begins active employment with Buyer or incurred by any Nonhired Employee at any time and (b) the provision of health continuation coverage required by Part 6 of Title I of ERISA and Section 4980B of the Code to employees or former employees of Seller who become eligible for such coverage before the Closing Date or as a result of the transactions contemplated by this Agreement. Persons who have claims for payments or benefits based upon their status as a beneficiary or dependent of an employee shall be treated as being an employee.

                                   ARTICLE 8

                                  TAX MATTERS

         Section 8.1  GENERAL.    (a)  Each of Seller and the Stations'
Businesses has filed (or received extensions of the period for filing) all Tax Returns that it was required to file. No claim has been made by an authority in a jurisdiction where any of the Seller and the Stations' Businesses does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

                 (b) Seller and the Stations' Businesses have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                 (c) None of Seller and the Stations' Businesses is or has been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii) during the applicable period specified in Code
Section 897(c)(1)(A)(ii).

         Section 8.2 TAX INDEMNIFICATION BY SELLER. Seller shall be liable for, and shall hold Buyer and its subsidiaries and any successor corporations thereto or affiliates thereof harmless from and against any and all Taxes for any taxable period ending on or before the Closing Date due or payable by Seller or the Stations' Businesses and Taxes allocable to such periods (other than sale or transfer taxes incurred pursuant to the transactions contemplated hereby, which shall be borne equally by Seller and Buyer).

         Section 8.3 TAX INDEMNITY AND COVENANT BY BUYER. Buyer shall be liable for, and shall hold Seller and the Seller Indemnified Parties harmless from and against any and all Taxes for any taxable period beginning on or after the Closing Date, due or payable with respect to the Stations' Businesses.

         Section 8.4 FILING RESPONSIBILITY. (a) Seller shall prepare and file the following Returns with respect to the Stations' Businesses:

              (i) all Income Tax Returns for any taxable period ending on or before the Closing Date; and

             (ii) all other Returns required to be filed (taking into account extensions) with respect to operations prior to the Closing Date.

         Section 8.5 REFUNDS. (a) Seller shall be entitled to any refunds or credits of Taxes attributable to or arising in taxable periods ending on or before the Closing Date with respect to the Stations' Businesses.

                 (b) Buyer shall be entitled to any refunds or credits of Taxes attributable to or arising in taxable periods beginning (or deemed pursuant to Section 8.5(a) to begin) on or after the Closing Date with respect to the Stations' Businesses.

         Section 8.6 COOPERATION AND EXCHANGE OF INFORMATION. (a) As soon as practicable following Seller's written request, from and after the Closing Date, Buyer shall provide Seller with such cooperation and shall deliver to Seller such information and data concerning the pre-Closing operations of the Stations' Businesses and make available such knowledgeable employees of the Stations' Businesses as Seller may reasonably request, including providing the information and data required by customary tax and accounting questionnaires in order to enable Seller to complete and file all Returns which it may be required to file with respect to the operations and business of the Stations' Businesses through the Closing Date or to respond to audits by any Taxing Authorities with respect to such operations and other wise to enable Seller to satisfy its internal accounting, tax and other legitimate requirements.

                 (b) For a period of five (5) years after the Closing Date or such longer period as may be required by law, Buyer shall retain, and neither destroy nor dispose of, all Returns, books and records (including computer files) of, or with respect to the activities of, the Stations' Businesses for all taxable periods ending on or prior to the Closing Date.

                 (c) Buyer and Seller and their respective Affiliates shall cooperate in the preparation of any Returns relating in whole or in part to taxable periods ending on or before or including the Closing Date that are required to be filed after such date.

         Section 8.7 CERTAIN PAYROLL WITHHOLDING MATTERS. Seller agrees to transfer to Buyer any records relating to withholding and payment of income and unemployment taxes (federal, state and local) and FICA taxes with respect to wages paid to those employees of Seller who become employees of Buyer immediately after the Closing Date (the "Transferred Employees") by Seller during the calendar year in which the Closing takes place (including, without limitation, Forms W-4, Employee's Withholding Allowance Certificate). Buyer agrees to provide Transferred Employees with Forms W-2, Wage and Tax Statement, for the calendar year in which the Closing takes place setting forth the wages paid and taxes withheld with respect to Transferred Employees for the calendar year in which the Closing takes place by Seller and Buyer as predecessor and successor employers, respectively, as provided by Revenue Procedure 84-77. To the extent permitted by applicable law, Buyer shall have the right, effective as of the Closing Date, to assume the state unemployment experience of Seller insofar as it relates to the Stations' Businesses; PROVIDED, that such assumption does not materially adversely affect Seller's state unemployment experience.

         Section 8.8 PURCHASE PRICE ALLOCATION. Unless otherwise agreed in writing by Seller and Buyer, Seller and Buyer shall (i) reflect the specific Assets purchased and sold hereunder in their books for tax reporting purposes in accordance with the Allocation Schedule, (ii) file all Tax Returns (including Form 8594) in accordance with and based upon such allocation and
(iii) take no position in any Tax Return, tax proceeding, tax audit or otherwise which is inconsistent with such allocation.

         Section 8.9 REAL AND PERSONAL PROPERTY TAX PRORATIONS. All real property Taxes imposed with respect to the Assets for the taxable period beginning before and ending after the Closing Date shall be apportioned as of the Closing Date in accordance with Section 164(d) of the Code. All personal property, motor vehicle (including road use) and ad valorem Taxes, water changes and sewer rent, charges or assessments levied or imposed upon the Assets by any Governmental Authority for the taxable period beginning before and ending after the Closing Date shall be apportioned or prorated on a per diem basis between Buyer and Seller as of 11:59 p.m., Eastern Standard Time, on the day before the Closing Date. If the Closing Date shall occur before the tax rate for the year of Closing is fixed by the appropriate Governmental Authority, the apportionment described herein shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation and shall be readjusted promptly after such Taxes are known. Such obligation to readjust shall survive the Closing.

         Section 8.10 DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

                 (a) "DETERMINATION" means a "determination" as defined by
         Section 1313(a) of the Code.

                 (b) "INCOME TAXES" means all taxes based upon or measured by income.

                 (c) "RETURNS" means returns, reports and forms required to be filed with any domestic or foreign taxing authority, including any amendments thereto.

                 (d) "TAXES" means (i) all taxes (whether federal, state, local or foreign) based upon or measured by income and any other taxes, charges, fees, registration fees, revenue permit fees, levies or other assessments whatsoever, including, without limitation, gross receipts, franchise profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, environmental (including taxes under Section 59A of the Code), social security (or similar), disability, unemployment contributions, alternative or add-on minimum, estimated, excise, or property taxes, together with any interest, penalties or additions to tax imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) above.

                 (e) "TAX LAWS" means the Code, federal, state, county, local, or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

                 (f) "TAXING AUTHORITY" means any Government Authority having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

                 (g) Nothing in this Article 8 shall be deemed to constitute a warranty or representation on the part of Seller, this Article 8 being included primarily for purposes of information. No information provided in or pursuant to this Article 8 shall be the basis for a claim by Buyer under Section 3.19 of this Agreement. However, nothing in the foregoing sentence shall be in derogation of the parties' respective rights to enforce the covenants contained in this Article 8, including, without limitation, those contained in Sections 8.2, 8.3, 8.4 and 8.5.


                                   ARTICLE 9

                    CONDITIONS TO THE OBLIGATIONS OF SELLER

                 The obligations of Seller under this Agreement are subject to the fulfillment of the following conditions prior to or at the Closing Date (any of which may be waived at the option of Seller):

         Section 9.1 REPRESENTATIONS, WARRANTIES, COVENANTS. (a) Each of the representations and warranties of Buyer contained in this Agreement and in the Warrant shall have been true and accurate as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall be true and accurate in all material respects on the Closing Date;

                 (b) Buyer shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing Date (other than the delivery by Buyer of the Purchase Price);

                 (c) Buyer shall have delivered to Seller a certificate of an officer of Buyer, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 9.1, 9.1(a), and 10.1; and

                 (d) Buyer shall have delivered to Seller a certificate of an officer of Buyer, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Section 9.1(b).

         Section 9.2 PROCEEDINGS. (a) No order to restrain, prohibit, or enjoin the consummation of this Agreement or the transactions contemplated hereby shall have been issued; and (b) no Governmental Authority shall have instituted any Action or proceeding seeking to restrain, prohibit, or enjoin this Agreement or the transactions contemplated hereby.

         Section 9.3 OPINION OF COUNSEL. Seller shall have received an opinion of Buyer's counsel, dated the Closing Date, as to the matters set forth in Schedule 9.3 hereto, in form and substance reasonably satisfactory to Seller and its counsel.

         Section 9.4 FCC CONSENT. Subject to the last sentence of Section 10.5, all FCC consents and approvals contemplated by this Agreement shall have been granted.

         Section 9.5 HSR ACT. The waiting period under the HSR Act shall have expired or been terminated with respect to the transactions contemplated hereby and there shall not be outstanding any order of a court restraining the transactions contemplated hereby or thereby.

         Section 9.6 DIVISION OF KANSAS CITY ASSETS. Seller and Buyer shall have agreed to a separation, to their mutual satisfaction after consultation with one another, of the Kansas City Radio and Teleport Properties from the assets being sold to Buyer and relating to Station WDAF,including subdividing the real estate parcel currently utilized both by Station WDAF, radio stations WDAF and KYYS and Seller's teleport facility, entering into leases for certain uses of Station WDAF's transmitter tower by Seller's radio stations WDAF and KYYS, and entering into a facilities agreement with respect to use by radio stations WDAF and KYYS and the Seller's teleport facility of certain space in Station WDAF's facility during an eight (8) month transition period after the Closing with respect to that Station.

         Section 9.7 EMPLOYMENT MATTERS. Buyer shall have entered into employment agreements with the general managers of each of the Stations consistent with the terms of the side letter previously delivered by Seller to Buyer.

         Section 9.8 WARRANT. At the Closing involving Station KSAZ, Buyer shall have tendered the Warrant.


                                   ARTICLE 10

                     CONDITIONS TO THE OBLIGATIONS OF BUYER

                 The obligations of Buyer under this Agreement are subject to the fulfillment of the following conditions prior to or at the Closing Date (any of which may be waived at the option of Buyer):

         Section 10.1 REPRESENTATIONS, WARRANTIES, COVENANTS. (a) Each of the representations and warranties of Seller contained in this Agreement (as qualified or limited by the Disclosure Schedules accepted by Buyer pursuant to
Section 5.5(a) without regard to any updates thereto pursuant to Section 5.5(b)) shall have been true and accurate as of the date when made and, except for representations and warranties that specify a particular date (including "the date hereof") in the applicable provision (which shall have been true and accurate on such date), shall be deemed to be made again on and as of the Closing Date, and (as qualified or limited by the Disclosure Schedules accepted by Buyer pursuant to Section 5.5(a) or updates accepted by Buyer pursuant to
Section 5.5(b) shall be true and accurate in all material respects on the Closing Date;

                 (b) Seller shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by Seller prior to or at the Closing Date, other than delivery to Buyer of the instruments conveying the Station Assets to Buyer (giving effect to updates to the Disclosure Schedules made and accepted pursuant to Section 5.5(b) hereof);

                 (c) Seller shall have delivered to Buyer a certificate of an officer of Seller, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Section 10.1(a); and

                 (d) Seller shall have delivered to Buyer a certificate of an officer of Seller, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Section 10.1(b).

         Section 10.2 PROCEEDINGS. (a) No order to restrain, prohibit, or enjoin the consummation of this Agreement or the transactions contemplated hereby shall have been issued; and (b) no Governmental Authority shall have instituted any Action or proceeding seeking to restrain, prohibit, or enjoin this Agreement or the transactions contemplated hereby.

         Section 10.3 OPINION OF COUNSEL. Buyer shall have received an opinion or opinions of Seller's counsel, Keating, Muething & Klekamp, as to the matters set forth in SCHEDULE 10.3(A), and an opinion of Seller's special communications counsel, Koteen & Naftalin, as to the matters set forth in SCHEDULE 10.3(B) hereto, each dated the Closing Date and in form and substance reasonably satisfactory to Buyer and its counsel.

         Section 10.4 DAMAGE TO THE ASSETS. The Station Assets shall not have suffered damage on account of fire, explosion, or other cause of any nature that is sufficient to prevent operation of any one of more Stations or the transmission of the signal for any one or more Stations at least seventy-five percent (75%) of its authorized power for more than three (3) days for any individual Station or more than six (6) days in the aggregate for all Stations; PROVIDED that if Buyer elects to waive the condition set forth in this Section
10.4 and consummate the Closing, then Buyer shall be entitled to collect and receive on behalf of Seller or Seller shall pay to Buyer the proceeds of any insurance payable to Seller on account of such damages which have not been applied to the repair thereof, in each case other than proceeds payable or received pursuant to business interruption or loss of income policies in respect of any period prior to the Closing.

         Section 10.5 FCC CONSENT.  Subject to the last sentence of this
Section 10.5, all FCC consents and approvals as contemplated by this Agreement shall have been granted and shall have become final without any condition or qualification materially adverse to Buyer or the operation of any Station by Buyer. For purposes of this Agreement, "FINAL" shall mean action by the FCC as to which no further steps (including those of appeal or certiorari) can be taken in any action or proceeding to review, modify, or set the determination aside, whether under Section 402 or 405 of the Communications Act, the rules and regulations of the FCC or otherwise. Notwithstanding any other provision of this Agreement to the contrary, if all FCC consents and approvals contemplated by this Agreement shall have been granted and have become final and all other conditions precedent outlined in Articles 9 and 10 hereof with respect to a Station or Stations have been met, Buyer shall be obligated to close on such Station or Stations if Seller so elects (but nothing in any such Closing with respect to less than all the Stations shall relieve Seller or Buyer of their obligations hereunder with respect to the other Station or Stations).

         Section 10.6 NO MATERIAL ADVERSE CHANGE. There shall not have been a material adverse change after the date of this Agreement in the Business Condition of any Station taken individually or the Stations taken as a whole.

         Section 10.7 CONSENTS. Buyer shall have obtained on or prior to the Closing, in form and substance reasonably satisfactory to Buyer and Seller, (a) any necessary consents to the assignment of the Real Property Leases to Buyer,
(b) estoppel certificates from the landlords under the Property Leases, (c) any necessary consents to the assignment of any easements or other interests in real property to Buyers, (d) any necessary consents to assignment of Program Contracts pursuant to this Agreement from the third parties, and (e) any other consents which the Buyer reasonably believes are necessary or desirable for either the transactions contemplated by this Agreement or the conduct of the Stations' Business.

         Section 10.8 HSR ACT. The waiting period under the HSR Act shall have expired or been terminated with respect to the transactions contemplated hereby and there shall not be outstanding any order of a court restraining the transactions contemplated hereby or thereby.

         Section 10.9 RELEASE OF LIENS. Seller shall have taken such actions as Buyer reasonably deems necessary to release all but Permitted Liens on the Assets.

         Section 10.10 AFFILIATION AGREEMENTS. Seller shall have obtained (i) the consent of CBS to the assignment to Buyer of Seller's existing affiliation agreement in respect of KSAZ, (ii) a renewal of Seller's affiliation agreements with ABC in respect of each of WGHP and WBRC and with NBC in respect of WDAF, in each case on substantially the same terms as Seller's existing network affiliation agreements in respect of such Stations, (iii) ABC's consent to the assignment to Buyer of the renewed affiliation agreements in respect of WGHP and WBRC and (iv) NBC's consent to the assignment to Buyer of the renewed affiliation agreement in respect of WDAF.


                                   ARTICLE 11

                           SURVIVAL; INDEMNIFICATION

         Section 11.1 SURVIVAL. All representations, warranties and (except as provided by the penultimate sentence of this Section) covenants and agreements of the parties contained in this Agreement, including indemnity or indemnification agreements contained herein, or in any Schedule hereto, or any certificate, document or other instrument delivered in connection herewith shall survive the Closing until the second anniversary of the Closing. No Action or proceeding may be brought with respect to any of the representations and warranties, or any of the covenants or agreements which survive until the second anniversary of the Closing, unless written notice thereof, setting forth in reasonable detail the claimed misrepresentation or breach of warranty or breach of covenant or agreement, shall have been delivered to the party alleged to have breached such representation or warranty or such covenant or agreement prior to the second anniversary of the Closing. Notwithstanding the foregoing, Seller's indemnification obligations in respect of any breach of the representations and warranties set forth in Section 3.17 hereof, or any related Schedule, or other certificate, document or instrument delivered in connection therewith, shall survive the Closing until the sixth anniversary of the Closing. Those covenants or agreements that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive in accordance with their terms, and the covenants contained in Sections 8.2, 8.3, 8.4 and 8.5 shall survive until the expiration of the applicable statute of limitations. Other than as set forth in Articles 9 and 10 hereof, indemnification pursuant to this Article shall be the exclusive remedy for any breach of representations and warranties or of any covenant or agreement in this Agreement by either party. In the event that there is more than one (1) Closing hereunder, the warranty, representation, covenant and agreement survival period for the Station or Stations with respect to which a Closing is held shall commence with the date of such Closing. Nothing in any subsequent Closing with respect to another Station or Stations shall be deemed to extend the applicable survival period for the Station or Stations as to which a Closing or Closings were earlier held.


         Section 11.2 INDEMNIFICATION BY BUYER OR SELLER. (a) From and after the Closing Date, Buyer shall indemnify and hold harmless Seller, Seller's Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "SELLER INDEMNIFIED PARTIES") (i) from and against any and all damages, claims, losses, expenses, costs, obligations, and liabilities including, without limiting the generality of the foregoing, liabilities for all reasonable attorneys' fees and expenses (including, but not limited to, attorney and expert fees and expenses incurred to enforce the terms of this Agreement (collectively, "LOSS AND EXPENSES") suffered, directly or indirectly, by any Seller Indemnified Party by reason of, or arising out of,
(i) any breach of representation or warranty made by Buyer pursuant to this Agreement, (ii) any failure by Buyer to perform or fulfill any of its covenants or agreements set forth in this Agreement, (iii) any failure by Buyer to pay, perform or discharge any Assumed Liabilities specifically assumed by Buyer under this Agreement, (iv) Buyer's Post-Closing Liabilities (excluding those liabilities or obligations arising out of Excluded Assets or contracts not included in the Assumed Liabilities). Notwithstanding any other provision of this Agreement to the contrary, in no event shall Losses and Expenses include a party's incidental or consequential damages.

                 (b) From and after the Closing Date, Seller shall indemnify and hold harmless Buyer, Buyer's Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "BUYER INDEMNIFIED PARTIES") from and against any and all Loss and Expense, suffered, directly or indirectly, by any Buyer Indemnified Party by reason of, or arising out of, (i) any breach of representation or warranty made by Seller pursuant to this Agreement and any statements made in any certificate delivered pursuant to this Agreement, (ii) any failure by Seller to perform or fulfill any of its covenants or agreements set forth in this Agreement, (iii) any failure by Seller to pay, perform or discharge any liabilities or obligations of Seller or any Station not assumed by Buyer pursuant to this Agreement and any other obligations or liabilities of any Station or Seller relating to any period prior to the Closing other than the Assumed Liabilities, (iv) any Controlled Group Liability, or (v) any litigation, proceeding, or claim by any third party relating to the Stations' Businesses prior to the Closing Date (except to the extent, and only to the extent, such litigation, claim or proceeding relates to a period after the Closing). Notwithstanding any other provision of this Agreement to the contrary, in no event shall Losses and Expenses include a party's incidental or consequential damages.

                 (c) Except with respect to third-party claims being defended in good faith or claims for indemnification with respect to which there exists a good faith dispute, the indemnifying party shall satisfy its obligations hereunder within 30 days of receipt of the indemnified party's notice of a claim under this Article 11.

         Section 11.3 THIRD-PARTY CLAIMS. If a claim by a third party is made against an indemnified party (I.E., a Seller Indemnified Party or a Buyer Indemnified Party), and if such indemnified party intends to seek indemnity with respect thereto under this Article, such indemnified party shall promptly notify the indemnifying party in writing of such claims setting forth such claims in reasonable detail. The indemnifying party shall have twenty (20) days after receipt of such notice to undertake, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith; PROVIDED, HOWEVER, that the indemnified party may participate in such settlement or defense through counsel chosen by such indemnified party, provided that the fees and expenses of such counsel shall be borne by such indemnified party.
The indemnified party shall not pay or settle any claim which the indemnifying party is contesting. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the indemnified party within twenty
(20) days after the receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

         Section 11.4 ENVIRONMENTAL CLAIMS. Notwithstanding anything to the contrary in this Article 11, in the event that any claim, Action, suit, proceeding or investigation is commenced or instituted against Buyer within six years following the Closing by any person or Governmental Authority in respect of any violation or non-compliance with any Applicable Environmental Law, Buyer shall have the right to join or implead Seller or counterclaim against Seller in any such Action, suit, proceeding or investigation or commence an Action to recover amounts payable to third parties in respect of any violation or non-compliance or allegations thereof occurring during any period prior to the Closing Date. Nothing in this Agreement, including this Article 11, shall constitute a waiver or release by Buyer of any rights or claims against Seller in any Action, suit, proceeding or investigation against Buyer referred to in the preceding sentence.

         Section 11.5 ASSIGNMENT OF INSURANCE CLAIMS. The Seller covenants and agrees that, pursuant to the request of Buyer, it will assign to Buyer any assignable rights of recovery it may have under any insurance policy in respect of any loss suffered by Buyer in respect of any of the Assets and that Buyer shall thereupon be subrogated to the rights of Seller in respect of any such assignable insurance claim.



                                   ARTICLE 12

                                  TERMINATION

         Section 12.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing by:

                 (a)      the mutual consent of Seller and Buyer;

                 (b) by either Seller or Buyer if the FCC has denied the assignment of the FCC Authorizations contemplated by this Agreement in a final order;

                 (c)      pursuant to Section 5.5 or 5.13; or

                 (d) either Seller or Buyer if the Closing with respect to any of the four (4) Stations has not occurred by the close of business on May 4, 1995 and if the failure to consummate the Asset purchase on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein that is required to be fulfilled prior to Closing.

         Section 12.2 PROCEDURE AND EFFECT OF TERMINATION. Subject to the provisions of Section 12.3, in the event of termination of this Agreement by either or both of Seller and Buyer pursuant to Section 12.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Section
13.5 shall survive the termination of this Agreement; PROVIDED, HOWEVER, that such termination shall not relieve any party hereto of any liability for any willful breach of this Agreement; and PROVIDED FURTHER, that if this Agreement is terminated after a Closing shall have occurred with respect to one (1) or more of the Stations but with respect to fewer than all of the Stations, then this Agreement shall (notwithstanding the foregoing) terminate and become void and have no effect only with respect to the Stations as to which no Closing shall have occurred and shall remain in full force and effect with respect to any Stations as to which a Closing shall have occurred. If this Agreement is terminated as provided herein all filings, applications and other submissions made hereunder shall, to the extent practicable, be withdrawn from the persons to which they were made.

         Section 12.3 ADJUSTMENT TO PURCHASE PRICE OF KSAZ. If this Agreement is terminated by virtue of Section 12.1(d) after Station KSAZ has been acquired by Buyer, but without each of the other Stations having also been acquired, then, within ten (10) days after demand therefor, Buyer shall pay Seller in immediately available federal funds, an additional consideration for Station KSAZ, an amount equal to the product of Eight Million Dollars ($8,000,000) multiplied by a fraction, the numerator of which is the aggregate amount of the Purchase Price allocated pursuant to the Allocation Schedule to any of the stations which have not been acquired by Buyer as of the date of termination hereof pursuant to section 12.1(d), and the denominator of which is Two Hundred Sixteen Million Nine Hundred Thousand Dollars ($216,900,000). Notwithstanding the foregoing, no adjustment to the Purchase Price shall be made pursuant to this Section 12.3 if the delay beyond the dates referred to herein is caused by any action or failure to act on the part of Seller which both (i) is reasonably likely to cause such delay and (ii) constitutes a breach of any provision of this Agreement.

                                   ARTICLE 13

                                 MISCELLANEOUS

         Section 13.1 CORPORATE NAME. Buyer acknowledges that, from and after the Closing Date, Seller has the absolute and exclusive proprietary right to all names, marks, trade names and trademarks (collectively "NAMES") incorporating "Great American", by itself or in combination with any other Name, and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being transferred hereby or in connection herewith. Buyer agrees that from and after the Closing Date it will not, nor will it permit any of its Affiliates to, use any name, phrase or logo incorporating any of the Names in or on any of its literature, sales materials or products or otherwise in connection with the sale of any products or services; PROVIDED, HOWEVER, that Buyer may continue to use any printed materials that are included in the Assets on the Closing Date and that bear a name, phrase or logo incorporating any Name if (and only if) the printed materials be "stickered" to obscure the Name(s), until the supplies thereof existing on the Closing Date have been exhausted.

         Section 13.2 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided receipt of copies of such counterparts is confirmed.

         Section 13.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without reference to the choice of law principles thereof.

         Section 13.4 ENTIRE AGREEMENT. This Agreement (including agreements incorporated herein) and the Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. Except for Sections 11.2 and 11.3, which are intended to benefit, and to be enforceable by, any of the Seller Indemnified Parties and the Buyer Indemnified Parties, as the case may be, this Agreement is not intended to confer upon any person not a party hereto (and their successors and assigns) any rights or remedies hereunder.

         Section 13.5 EXPENSES. Except as set forth in this Agreement, whether or not the Asset Purchase is consummated, all legal and other costs and expenses incurred in connection with this

Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         Section 13.6 NOTICES. All notices and other communications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to Seller shall be addressed to:

Great American Communications Company
One East Fourth Street
Cincinnati, Ohio  45202-3713
Attention:  Samuel J. Simon, Esq.
Telecopy Number:  (513)

with a required copy to:

Keating, Muething & Klekamp
1800 Provident Tower
One East Fourth Street
Cincinnati, Ohio  45202
Attention:  Edward E. Steiner, Esq.
Telecopy Number:  (513) 579-6457

or at such other address and to the attention of such other person as Seller may designate by written notice to Buyer. Notices to Buyer shall be addressed to:

New World Communications
  Group Incorporated
3200 Windy Hill Road
Suite 1100 - West
Marietta, Georgia  30067
Attention:  Chief Financial Officer
Telecopy Number:  (404) 563-9600

with a required copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Attention:  Adam O. Emmerich, Esq.
Telecopy Number:  (212) 403-2000

or at such other address and to the attention of such other person as Buyer may designate by written notice to Seller.

         Section 13.7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. In the event that, at any time prior to the sixth anniversary of the Closing, Seller shall sell or transfer all or substantially all its assets either to Great American Communications Company ("GACC") or any subsidiary (direct or indirect) of GACC, the indemnification obligations of Seller under this Agreement shall, by virtue of such sale or transfer and without need of any further documentation, also become the indemnification obligations of such transferee; PROVIDED, HOWEVER, that nothing in this sentence shall be deemed to extend in time such indemnification obligations.


         Section 13.8 HEADINGS; DEFINITIONS. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

         Section 13.9 AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

         Section 13.10 INTERPRETATION; ABSENCE OF PRESUMPTION. (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (ii) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, and (v) provisions shall apply, when appropriate, to successive events and transactions.

                 (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

         Section 13.11 SEVERABILITY. Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

         Section 13.12 FURTHER ASSURANCES. Seller and Buyer agree that, from time to time, whether before, at or after the Closing Date, each of them will, and will cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents hereof.

         Section 13.13 SPECIFIC PERFORMANCE. Buyer and Seller each acknowledge that, in view of the uniqueness of the Stations, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled, at law or in equity.

         IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.


                                          GREAT AMERICAN TELEVISION AND
                                            RADIO COMPANY, INC.



                                          By:_________________________________
                                          Name:_______________________________
                                          Title:______________________________

                                          NEW WORLD COMMUNICATIONS GROUP
                                            INCORPORATED



                                          By:_________________________________
                                          Name:_______________________________
                                          Title:______________________________

165132.7